Exhibit 10.5

_______________________________________
ASSET PURCHASE AGREEMENT
________________________________________
BY AND BETWEEN
GE DIGITAL LLC
AND
BAKER HUGHES, A GE COMPANY, LLC
DATED AS OF July 31, 2019

TABLE OF CONTENTS

i

SCHEDULES AND EXHIBITS

Schedule 1.1(a)    In-Scope Employees
Schedule 1.1(b)    Seller’s IP Knowledge
Schedule 1.1(c)    Seller’s Knowledge
Schedule 2.1(a)(i)    Transferred Contracts
Schedule 5.21(a)    Waiver and Release
Schedule 5.21(b)    Specified Contracts
Exhibit A    A&R MPSA Amendment

Exhibit B    Referral Agreement
Exhibit C    Form of Bill of Sale
Exhibit D    Form of Assignment and Assumption Agreement
Exhibit E    Form of Services Agreement
Disclosure Schedule

ASSET PURCHASE AGREEMENT
This ASSET PURCHASE AGREEMENT, dated as of July 31, 2019 (this “Agreement”), is entered into by and between (a) GE Digital LLC, a Delaware limited liability company (the “Purchaser”) and (b) Baker Hughes, a GE company, LLC, a Delaware limited liability company (the “Seller”).
WHEREAS, the Seller wishes to sell to the Purchaser, and the Purchaser wishes to purchase and assume from the Seller the Purchased Assets (defined below) and the Assumed Liabilities (defined below) of the Seller, upon the terms and subject to the conditions set forth herein;
WHEREAS, as a condition and inducement to the Purchaser’s willingness to enter into this Agreement, the Purchaser is entering into on the date hereof (i) an amendment, attached hereto as Exhibit A (the “A&R MPSA Amendment”), to that certain Amended and Restated GE Digital Master Products and Services Agreement, dated as of November 13, 2018, by and between the Purchaser and the Seller (the “A&R MPSA” and together with the A&R MPSA Amendment, the “Amended A&R MPSA”) and (ii) a GE Digital Referral Agreement, by and between the Purchaser and the Seller, attached hereto as Exhibit B (the “Referral Agreement”); and
WHEREAS, the Conflicts Committee (as defined herein) has adopted resolutions approving this Agreement and the transactions contemplated hereby and the Ancillary Documents (as defined herein).
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

Article I

DEFINITIONS
SECTION 1.1    Certain Defined Terms. For purposes of this Agreement:
“Action” means any action, suit, arbitration, litigation or proceeding before or by any Governmental Authority.
“Affiliate” means any individual, company, organization or other entity that, directly or indirectly, is controlled by, controls or is under common control with such Party by ownership, directly or indirectly, of more than fifty percent (50%) of the stock entitled to vote in the election of directors or, if there is no such stock, more than fifty percent (50%) of the ownership interest in such individual or entity. For the purposes of this Agreement, neither the Purchaser nor any of the Purchaser’s Subsidiaries (other than the Seller and its Subsidiaries) shall be deemed to be an Affiliate of the Seller or any of its Subsidiaries and neither the Seller nor any of its Subsidiaries, shall be deemed to be an Affiliate of the Purchaser or any of the Purchaser’s Subsidiaries.
“Ancillary Documents” means the Bill of Sale, the Assignment and Assumption Agreement, the Referral Agreement and the A&R MPSA Amendment.
“APM Intellectual Property” means (a) the Transferred Intellectual Property, (b) the Retained Intellectual Property and (c) the Intellectual Property that the Seller is granted a license, or otherwise permitted by other Persons, to use under the Transferred Contracts (but excluding any such Intellectual Property owned by the Purchaser or any of its Affiliates or licensed to Seller or any of its Affiliates from Purchaser or any of its Affiliates).
“APM Offering” means GE Digital’s Meridium and APM software and hosted services, and related professional services, maintenance and support.
“Benefit Plans” means any “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not governed by ERISA, set forth in writing, or provided pursuant to a collective bargaining agreement, or any other compensation or benefit plan, program, policy, agreement or arrangement sponsored or contributed to by the Seller, or to which the Seller has or has ever had any obligation to contribute, including any plan that provides for pension, medical, health care or dependent care flexible spending accounts, health savings accounts, life insurance, disability, vision, dental, or any other type of benefit of any kind, or any personnel policy (including vacation time, holiday pay, sick leave, other forms of paid time off, bonus programs, tuition reimbursement, moving or other expense reimbursement, or payment programs), excess benefit plan, bonus or incentive plan (including plans that grant equity in any form), profit sharing plan, severance agreement, change-of-control agreement, employment agreement, consulting agreement, consulting agreement or any other benefit program or contract.
“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks are required or authorized by Law to be closed in New York, New York.

“Code” means the Internal Revenue Code of 1986, as amended.
“Conflicts Committee” means a subcommittee of the Governance & Nominating Committee of the Board of Directors of Baker Hughes, a GE company.
“Contract” means any contract, agreement, license, sublicense, lease, sublease, commitment, covenant not to sue, or sales or purchase order, statement of work, or other instrument or obligation, oral or written, including all related amendments and modifications thereto.
“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.
“Conveyance Taxes” means all sales, documentary, use, value added, transfer, stamp, stock transfer, registration, and real property transfer and similar Taxes.
“Disclosure Schedule” means the Disclosure Schedule attached hereto, dated as of the date hereof, delivered by the Seller to the Purchaser in connection with this Agreement.
“Employee Benefits Matters Agreement” means that certain Employee Benefits Matters Agreement, dated as of November 13, 2018, by and among General Electric Company, Baker Hughes, a GE company, and Seller.
“Enforceability Exceptions” means (a) any applicable bankruptcy, insolvency (including Laws relating to fraudulent transfers), reorganization, moratorium or other similar Laws affecting creditors’ rights generally; and (b) general principles of equity (regardless of whether considered in a proceeding at law or in equity).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“Excess Liabilities” means any Liability or cost (including any attorney’s fees) incurred by the Purchaser that results from any claim by a third-party Person brought against the Purchaser arising from or under a Transferred Contract that was not provided to the Purchaser through the electronic data room platform hosted by Box, Inc. by July 25, 2019 at 5:00 p.m. Eastern Time that is based on a Liability entered into between July 3, 2017 and the Closing Date, whether or not performance has become due or was assumed by the Purchaser, to the extent that such Liability or cost results from terms and conditions that are not substantially similar to the applicable Seller standard user terms and conditions unless such differing terms and conditions shall have been approved by the Purchaser, as documented in a written order or statement of work between the Purchaser and Seller or pursuant to Section 5.8; provided, however, that no such Liability or cost that results from the gross negligence or willful misconduct of the Purchaser in the performance of its obligations under a Transferred Contract shall be considered Excess Liabilities.

“Excluded Employee Liabilities” means all Liabilities relating to: (i) the In-Scope Plans, including arising under Title IV of ERISA or relating to the joint and several liability provisions of the Code; and (ii) any In-Scope Employee’s employment (including with respect to any contracts, arrangements or understandings between the Seller or its Affiliates, on the one hand, and any such In-Scope Employee, on the other hand) other than the Assumed Employee Liabilities.
“Excluded Taxes” means (a) all Taxes relating to the Purchased Assets or Assumed Liabilities for any Pre-Closing Tax Period (including Taxes allocated to Seller pursuant to Section 5.12, (b) Conveyance Taxes that are the responsibility of Seller pursuant to Section 5.13, (c) all Income Taxes owed by the Seller or any of its Affiliates as a result of this Agreement, and (d) Taxes of Seller (or any Affiliate of Seller) other than Taxes related to the Purchased Assets or Assumed Liabilities, without duplication, that become a Liability of GE or Purchaser as a result of the transactions contemplated by this Agreement, including under any common law or statutory doctrine of de facto merger or transferee or successor liability.
“Fundamental Representations” means (a) with respect to the Seller, the Seller Representations contained in Section 3.1, Section 3.2(a) and Section 3.15 (the “Seller Fundamental Representations”) and (b) with respect to the Purchaser, the Purchaser Representations contained in Section 4.1, Section 4.2(a), and Section 4.4 (the “Purchaser Fundamental Representations”).
“GAAP” means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.
“GED Offering” means GE Digital’s commercially available goods or services that have been provided prior to the date hereof to Seller and its Affiliates under the A&R MPSA, including the APM Offering, but excluding Historian and Proficy.
“GE Digital Offerings” has the meaning ascribed to it in the Amended A&R MPSA.
“Governmental Authority” means any domestic or foreign, federal, national, supranational, state, local or other government, governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof or arbitral tribunal (public or private).
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“In-Scope Employee” means the employees or other individual service providers listed on Schedule 1.1(a) (as may be updated by the Parties at any time prior to the Closing through mutual agreement).
“In-Scope Employee Records” means all records pertaining to personnel, discipline, performance, training history, job experience and history, labor relations and compensation history related to the In-Scope Employees, in each case, except where the transfer of such records is prohibited by Law.

“In-Scope Plans” means the Benefit Plans maintained, contributed to, or sponsored by the Seller or its Affiliates or with respect to which the Seller or its Affiliates have or are reasonably expected to have any Liability, in each case, providing benefits for any In-Scope Employee or a dependent or a beneficiary thereof and other than an Excluded Benefit Plan (as defined in Annex 7.14(d) of the Transaction Agreement) or a GE Benefit Plan as defined in the Employee Benefits Matters Agreement.
“Income Tax Return” means a Tax Return relating to Income Taxes.
“Income Taxes” means Taxes imposed on or measured by reference to gross or net income or receipts, and franchise, net worth, capital or other similar doing business Taxes.
“Indemnified Party” means a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be.
“Indemnifying Party” means the Seller pursuant to Section 7.2 and the Purchaser (or any other Affiliate of the Purchaser that owns all or a portion of the Purchased Assets and the Assumed Liabilities) pursuant to Section 7.3, as the case may be.
“Information Technology” means any tangible or digital computer systems (including computers, screens, servers, workstations, routers, hubs, switches, networks, data communications lines, technical data and hardware), Software and telecommunications systems, and all associated documentation.
“Intellectual Property” means (a) patents and patent applications, (b) trademarks, service marks, trade names, trade dress and Internet domain names, together with the goodwill associated exclusively therewith, (c) copyrights, including copyrights in Software, (d) registrations and applications for registration of any of the foregoing in (a)-(c), (e) trade secrets and (f) all rights to bring an action for past, present, and future infringement, misuse, misappropriation, unfair competition, dilution or other violation of rights and to receive damages, proceeds or other legal or equitable protections and remedies with respect to any of the foregoing.
“IP Agreements” means all Contracts to which the Seller is a party or beneficiary, or by which the Seller or any of its properties or assets may be bound, that licenses or otherwise grants permission to use Intellectual Property or Information Technology, whether such license or permission is granted by Seller or any of its Affiliates or for the benefit of Seller or any of its Affiliates.
“IRS” means the Internal Revenue Service of the United States.
“Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.
“Lien” means any lien, security interest, right of first refusal, claim, option, pledge, hypothecation or encumbrance of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.
“Losses” means losses, damages, claims, Taxes, costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys’ and consultants’ fees and expenses) actually suffered by a Person.
“Ordinary Course” means, with respect to an action taken by the Seller, that such action: (i) is consistent with the past practices of the Seller and is taken in the ordinary course of the normal day-to-day operations as they relate to the Purchased Assets and the Assumed Liabilities; or (ii) is required as a result of changes in Laws applicable to the Purchased Assets and the Assumed Liabilities.
“Party” or “Parties” means any one or each of the parties to this Agreement.
“Permitted Liens” means (a) Liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which adequate reserves have been maintained in accordance with GAAP; (b) materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the Ordinary Course securing obligations as to which there is no default on the part of the Seller; (c) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; or (d) other imperfections of title or Liens that will not detract from or interfere with the use of the properties subject thereto and affected thereby or otherwise impair the Seller’s operation of the Purchased Assets and the Assumed Liabilities.
“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity or a Governmental Authority.
“Post-Closing Tax Period” means any taxable period (or portion of a Straddle Period) beginning after the Closing Date.
“Pre-Closing Tax Period” means any taxable period (or portion of a Straddle Period) ending on or prior to the Closing Date.
“Property Taxes” means ad valorem property Taxes imposed with respect to real or personal property and any other Taxes imposed on a periodic basis and measured by the level of any item.
“Purchase Order” has the meaning ascribed to such term in the Amended A&R MPSA.

“Regulations” means the Treasury Regulations promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.
“Representatives” means, with respect to any Person, such Person’s Affiliates and its and their respective directors, officers, employees, agents and advisors.
“Retained Intellectual Property” means the Intellectual Property used or held for use in connection with the Purchased Assets by Seller or any of its Affiliates, excluding (a) the Transferred Intellectual Property and (b) the Intellectual Property that the Seller is granted a license, or otherwise permitted by other Persons, to use under the Transferred Contracts (but in the case of (b). excluding any such Intellectual Property owned by the Purchaser or any of its Affiliates or licensed to the Seller or any of its Affiliates from the Purchaser or any of its Affiliates).
“Returning Employees” means each In-Scope Employee who was under the management control of Purchaser as of immediately prior to the closing on July 3, 2017 of the transactions contemplated by the Transaction Agreement, which shall be reflected on an update to Schedule 1.1(a) prior to the Closing.
“Seller’s IP Knowledge” means the actual knowledge of the individuals listed on Schedule 1.1(b) and Schedule 1.1(c).
“Seller’s Knowledge” means the actual knowledge of the individuals listed on Schedule 1.1(c).
“Seller Retained Intellectual Property” means the unregistered Intellectual Property of the Seller or any of its Affiliates (other than the Transferred Intellectual Property) that is used by the Seller or any of its Affiliates in connection with their respective performances under the Transferred Contracts.
“Software” means all (a) computer software, programs, applications, systems and code, including software implementations of algorithms, models and methodologies, program interfaces, and source code and object code; (b) databases and compilations, including data and collections of data, whether machine-readable or otherwise; (c) development and design tools, library functions, application program interfaces, and compilers; (d) technology supporting websites, and the contents and audiovisual displays of websites; and (e) media, documentation and other works of authorship, including user manuals and training materials, relating to or embodying any of the foregoing or on which any of the foregoing is recorded.
“Statement of Work” has the meaning ascribed to such term in the Amended A&R MPSA.
“Straddle Period” means any period for the calculation or determination of Property Taxes beginning on or prior to and ending after the date of the Closing.
“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other entity, whether incorporated or unincorporated, of which (a) such Person or any other Subsidiary of such Person is a managing member or general partner; (b) at least a majority of the securities or other equity interests having by their terms ordinary voting power to elect a majority of the directors or others performing similar functions with respect to such entity is directly or indirectly owned or controlled by such Person or by any one or more of such Person’s Subsidiaries, or by such Person and one or more of its Subsidiaries; or (c) at least a majority of the equity securities or other equity interests is directly or indirectly owned or controlled by such Person or by any one or more of such Person’s Subsidiaries, or by such Person and one or more of its Subsidiaries. For the purposes of this Agreement, neither the Seller nor any of its Subsidiaries shall be deemed to be a Subsidiary of the Purchaser or any of the Purchaser’s Subsidiaries (other than the Seller and its Subsidiaries).
“Tax” or “Taxes” means any and all taxes, fees, levies, duties, assessments, tariffs, imposts and other charges of any kind, in each case in the nature of a tax (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth, taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added or gains taxes, license, registration and documentation fees, and customs’ duties, tariffs and similar charges, in each case in the nature of a tax.
“Tax Returns” means any and all returns, reports and forms (including elections, claims for refund, declarations, amendments, schedules, information returns and statements, and schedules and attachments thereto) with respect to Taxes, including any amendment thereof.
“Technology” has the meaning ascribed to such term in the Amended A&R MPSA
“Transaction Agreement” means that certain Transaction Agreement and Plan of Merger, dated as of October 30, 2016, as amended, by and among General Electric Company, and the predecessors-in-interest to Baker Hughes Incorporated, the Seller, and Bear MergerSub, Inc., and Bear Newco, Inc.
“Trigger Date” has the meaning ascribed to it in that certain Stockholders Agreement, dated as of July 3, 2017, by and between General Electric Company and Baker Hughes, a GE company, as amended.
SECTION 1.2    Definitions. The following terms have the meanings set forth in the Sections set forth below:

Definition	Location
“A&R MPSA”	Recitals
“A&R MPSA Amendment”	Recitals
“Agreement”	Preamble
“Amended A&R MPSA”	Recitals
“Approvals”	2.6(a)

Definition	Location
“Assignment and Assumption Agreement”	2.5(a)(ii)
“Assumed Liabilities”	2.2(a)
“Assumed Employee Liabilities”	2.2(a)(iv)
“Backlog”	3.4(a)
“Bill of Sale”	2.5(a)(i)
“Closing”	2.4
“Closing Date”	2.4
“Confidential Information”	9.3(a)
“Communications Plan”	5.5
“Deductible”	7.4(b)
“Delayed Contract”	2.6(b)
“Excluded Assets”	2.1(b)
“Excluded Liabilities”	2.2(b)
“Indemnification Period”	7.1(a)
“Joint Customer Notice”	5.5
“Money Laundering Laws”	3.7(d)
“Outside Date”	8.1(a)
“Permits”	3.7(b)
“Proceeding”	7.5
“Purchase Price”	2.3(a)
“Purchased Assets”	2.1(a)
“Purchaser”	Preamble
“Purchaser Fundamental Representations”	1.1
“Purchaser Indemnified Party”	7.2
“Purchaser Representation”	Article IV
“Referral Agreement”	Recitals
“Restricted Period”	5.19(a)
“Sale”	2.4
“Seller”	Preamble
“Seller Bank Account”	9.1
“Seller Fundamental Representations”	1.1
“Seller Indemnified Party”	7.3
“Seller Representation”	Article III
“Shared Contract”	2.6(b)
“Third-Party Claim”	7.5
“Third-Party Consent”	5.10
“Third-Party Warranty Rights”	2.1(a)(vii)
“Transferred Contracts”	2.1(a)(i)
“Transferred Intellectual Property”	2.1(a)(vi)
“Transferred Records”	2.1(a)(iii)

ARTICLE II

PURCHASE AND SALE
SECTION 2.1    Purchase and Sale of Assets.
(a)    Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, assign, transfer, convey and deliver, or shall cause to be sold, assigned, transferred, conveyed and delivered, to the Purchaser, and the Purchaser shall purchase from the Seller, all of the Seller’s right, title and interest in and to only the following assets and no other assets of the Seller (the assets to be purchased by the Purchaser being referred to as the “Purchased Assets”):
(i)    the Contracts of the Seller set forth or described in Schedule 2.1(a)(i), (including, for the avoidance of doubt, any IP Agreements thereon) plus or minus any Contract added or removed pursuant to Section 5.8 or Section 5.9 (collectively, the “Transferred Contracts”), as well as any work not yet started and remaining work in progress under the Transferred Contracts with respect to services to be performed by Purchaser subsequent to the Closing Date;
(ii)    the Permits listed in Section 2.1(a)(ii) of the Disclosure Schedule;
(iii)    originals or copies of all books and records, including books of accounts, ledgers and general, financial and accounting records, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records, strategic plans, internal financial statements and marketing and promotional surveys, material and research, in each case, to the extent related to the Purchased Assets (collectively, the “Transferred Records”); provided that the Seller may have redacted any information from such Transferred Records not related to the Transferred Contracts prior to the delivery of such Transferred Records to the Purchaser and may retain originals or a copy of any Transferred Records relating to the Seller’s remaining business operations or tax, accounting or legal matters or otherwise required to be retained pursuant to applicable Law or Seller’s bona fide data retention policies;
(iv)    all client relationships solely to the extent exclusively related to the Purchased Assets and the Assumed Liabilities (it being understood that under no circumstances will this Section 2.1(a)(iv) limit in any respect any Seller relationships, whether existing or prospective, with such clients or any other client, potential client or other third party related to matters other than the Transferred Contracts);
(v)    the In-Scope Employee Records;
(vi)    all Intellectual Property (A) that (1) the ownership of which was transferred to Seller or any of its Affiliates pursuant to the transactions contemplated by the

Transaction Agreement and (2) was exclusively used or exclusively held for use by Purchaser, any of the Purchaser’s Affiliates or any predecessors-in-interest to the Seller that were parties to the Transaction Agreement, in each case, in connection with the Purchased Assets (other than this (vi)) at the time of such transfer, (B) exclusively used or exclusively held for use by the Seller in connection with the Purchased Assets (other than this (vi)) and (C) created or developed in connection with performing under the Transferred Contracts (“Transferred Intellectual Property”);
(vii)    all of Seller’s rights under warranties, indemnities and all similar rights against third parties (“Third-Party Warranty Rights”) to the extent arising out of the Purchased Assets, except to the extent of such Third-Party Warranty Rights related to a Transferred Contract under which Seller remains responsible for any Liability on or after the Closing, and provided that in no event shall Seller be responsible under this Agreement for any costs or expenses incurred by Purchaser in order to exercise any Third-Party Warranty Rights; and
(viii)    copies of all Tax Returns relating solely to the Purchased Assets.
(b)    Notwithstanding anything in this Agreement to the contrary, the Seller shall not sell, convey, assign, transfer or deliver to the Purchaser, and the Purchaser shall not purchase, and the Purchased Assets shall not include any right, title and interest in or to any other assets, property, rights, goodwill or business of the Seller whatsoever other than as described in Section 2.1(a), including any rights to Tax refunds or credits with respect to Excluded Taxes (the “Excluded Assets”).
(c)    Notwithstanding any other provision to the contrary, this Agreement shall not constitute an agreement to sell, convey, transfer, novate or assign any Purchased Asset if such action requires the prior approval, notification and/or consultation with any union, works council or other employee representative, unless such approval is obtained or such notification and/or consultation has been completed.
SECTION 2.2    Assumption and Exclusion of Liabilities.
(a)    Subject to the terms and conditions set forth herein, at the Closing, the Purchaser shall assume and agrees to pay, perform and discharge when due to the following Liabilities of the Seller only (the “Assumed Liabilities”) and no other Liabilities whatsoever:
(i)    all Liabilities of the Seller (or any predecessor of the Seller or any prior owner of all or part of its businesses and assets) to the extent relating to or arising out of the Purchased Assets (including but not limited to all such Liabilities to the extent relating to or arising out of the Purchased Assets prior to the time such Purchased Assets were transferred to the Seller or its Affiliates pursuant to the Transaction Agreement);
(ii)    all Liabilities of the Seller (or any predecessor of the Seller or any prior owner of all or part of its businesses and assets) arising under the Transferred Contracts;

(iii)    all Liabilities of the Seller (or any predecessor of the Seller or any prior owner of all or part of its business and assets) relating to any products or services manufactured or sold pursuant to the Transferred Contracts on or prior to the Closing Date, including warranty obligations and product liabilities;
(iv)    all Liabilities related to the Returning Employees that accrued, arose or otherwise relate to the period prior to July 3, 2017 other than pursuant to an In-Scope Plan (“Assumed Employee Liabilities”);
(v)    Conveyance Taxes that are the responsibility of Purchaser pursuant to Section 5.13; and
(vi)    all Liabilities for Taxes relating to the Purchased Assets or the Assumed Liabilities for Post-Closing Tax Periods, other than Excluded Taxes.
(b)    Any and all Liabilities of the Seller not expressly assumed by the Purchaser pursuant to Section 2.2(a), including Excess Liabilities, Excluded Taxes and Excluded Employee Liabilities, whether or not incurred or accrued whether asserted before, on or after the Closing Date (together, all such Liabilities, Excess Liabilities, Excluded Taxes and Excluded Employee Liabilities, the “Excluded Liabilities”), shall be retained by the Seller, who shall be responsible for paying, performing and discharging such Excluded Liabilities, and the Purchaser shall not assume and shall not have any responsibility for such Excluded Liabilities.
SECTION 2.3    Purchase Price and Allocation.
(a)    The aggregate purchase price (the “Purchase Price”) for the Purchased Assets and the Assumed Liabilities and the covenants of the Seller contained in this Agreement shall be fifty million U.S. dollars ($50,000,000). The Purchaser and its Affiliates shall be entitled to deduct from any amount otherwise payable pursuant to this Agreement any amounts required to be withheld and deducted under the Code or other applicable Tax Law and any amounts so deducted shall be treated as having been paid to the Person with respect to which such withholding or deduction was imposed and shall be remitted to the appropriate Governmental Authority on a timely basis. Any Person deducting and withholding any amount in respect of any payment pursuant to this Section 2.3(a) shall (i) furnish to the Person in respect of which such payment is made, the original or certificated copy of a receipt issued by such Governmental Authority evidencing such payment within ten (10) Business Days of receipt of such receipt, (ii) notify the Person in respect of whom such payment is made, no later than five (5) Business Days prior to making such payment, of its intention to withhold, which notice shall include a statement of the amounts it intends to deduct or withhold and the applicable provision of Law requiring such deduction or withholding and (iii) reasonably cooperate with the Person in respect of which such payment is made to reduce or eliminate such deduction or withholding.
(b)    Following the Closing, Seller and Purchaser shall collaborate and make commercially reasonable efforts to agree on an allocation schedule(s) of the Purchase Price and the liabilities assumed by the Purchaser among the applicable jurisdictions or domicile of the Purchased Assets. If the Purchaser and the Seller are unable to agree on the allocation within the forty-five

(45) day period beginning on the commencement of their collaboration, then each of the Purchaser and the Seller shall be entitled to report the allocation of the Purchase Price and the liabilities assumed by the Purchaser in a manner determined by each Party.
SECTION 2.4    Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Purchased Assets and the assumption of the Assumed Liabilities pursuant to this Agreement by the Purchaser (the “Sale”) shall take place at a closing (the “Closing”) remotely via electronic exchange of PDF documents at 10:00 a.m. Eastern Time on September 3, 2019 or, if the conditions set forth in Article VI (other than conditions that, by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have not been satisfied or duly waived on such date, as soon as possible following such time, but in no event later than five (5) Business Days after satisfaction or, to the extent permissible, waiver by the party or parties entitled to the benefit of the conditions set forth in Article VI (other than conditions that, by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing), or at such other place or at such other time or on such other date as the Parties may mutually agree upon in writing (the “Closing Date”). Notwithstanding the foregoing, but subject to the satisfaction or, to the extent permissible, waiver, of the conditions set forth in Article VI that are to be satisfied at or before Closing, in the event the Purchaser delivers a written notice to the Seller specifying that the Trigger Date is about to occur and the Seller agrees in writing, the Closing shall take place no later than forty-eight (48) hours following the delivery by the Purchaser to the Seller of such written notice.
SECTION 2.5    Closing Deliveries.
(a)    At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser:
(i)    one or more bills of sale in the form of Exhibit C hereto (the “Bill of Sale”) and duly executed by the Seller;
(ii)    one or more assignment and assumption agreements in the form of Exhibit D hereto (the “Assignment and Assumption Agreement”) and duly executed by the Seller and any relevant Affiliate;
(iii)    counterparts of each Ancillary Document, duly executed by the Seller if it is a party thereto and any other party thereto (other than the Purchaser or its Affiliates);
(iv)    one or more certificates executed by the Seller, certifying as to (A) the matters set forth in Section 6.2(a)(i) and (B) the matters set forth in Section 6.2(a)(ii);
(v)    one or more certificates of non-foreign status for the Seller (in a form reasonably acceptable to the Purchaser) pursuant to Section 1.1445-2(b)(2) of the Regulations; and
(vi)    a receipt for the Purchase Price.

(b)    At the Closing, the Purchaser shall deliver or cause to be delivered to the Seller:
(i)    counterparts of each Ancillary Document to which the Purchaser is a party, duly executed by the Purchaser and any other party thereto (other than the Seller or its Affiliates);
(ii)    one or more certificates executed by the Purchaser, certifying as to (A) the matters set forth in Section 6.1(a)(i) and (B) the matters set forth in Section 6.1(a)(ii); and
(iii)    the Purchase Price to the Seller Bank Account.
SECTION 2.6    Non-Assignment; Consents.
(a)    Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute the sale, assignment, transfer or conveyance of any Purchased Asset if an attempted sale, assignment, transfer or conveyance thereof, or admission as a partner, would be prohibited by Law or would, without the approval, authorization or consent of, filing with, notification to, or granting or issuance of any license, order, waiver or permit by, any third party or Governmental Authority (collectively, the “Approvals”), (i) constitute a breach or other contravention thereof, or (ii) be ineffective, void or voidable, unless and until such Approval is obtained.
(b)    Any Transferred Contract to be assigned, transferred and conveyed in accordance with Section 2.1(a)(i) that cannot be split or segregated (each, a “Shared Contract”) shall be assigned, transferred and conveyed only with respect to (and preserving the meaning of) those parts that are related to the Purchased Assets, to the Purchaser, if so assignable, transferable or conveyable, or appropriately amended prior to, on or after the Closing, so that the Purchaser shall be entitled to the rights and benefit of those parts of the Shared Contract that are related to the Purchased Assets and shall assume the related portion of any Assumed Liabilities contemplated by this Agreement. If any Transferred Contract cannot be assigned by its terms or otherwise, or cannot be amended, without such Approval or Approvals, and such Approval or Approvals have not been obtained prior to the Closing (each such Contract, a “Delayed Contract”), then, until such Approval or Approvals are obtained, the Seller shall cooperate with the Purchaser to establish an agency type, sub-contractor, or other similar arrangement reasonably satisfactory to the Seller and the Purchaser to provide the Purchaser with the claims, rights and benefits of those parts of such Delayed Contract that relate to the Purchased Assets, and Purchaser shall assume the related portion of any Assumed Liabilities contemplated by this Agreement. Notwithstanding anything herein to the contrary, any amendment of, or modification to any Contract that is necessary to obtain any such Approval in order to effect an assignment of such Contract to the Purchaser shall require the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed). At the request of the Purchaser, the Parties shall also attempt to negotiate in good faith, using commercially reasonable efforts, new Contracts (reasonably acceptable to the Purchaser) to be entered into by the Purchaser in lieu of the assignment of the respective Delayed Contracts. Notwithstanding anything herein to the contrary, (i) until the Purchaser obtains the benefit of a

Delayed Contract in accordance with this Section 2.6, any and all Liabilities relating to such Delayed Contract shall be Excluded Liabilities; and (ii) only upon the assignment of a Delayed Contract to the Purchaser or the Purchaser obtaining the benefit of such Delayed Contract (including pursuant to an agency type, sub-contractor, or other similar arrangement as provided under this Section 2.6(b), as applicable), Liabilities relating to such Delayed Contract that would be included within the definition of “Assumed Liabilities” but for the operation of this Section 2.6(b) shall become actual Assumed Liabilities.
(c)    For so long as the Seller is party to any Delayed Contracts and provides Purchaser any claims, rights and benefits of any such Delayed Contract pursuant to an arrangement described in this Section 2.6, and solely to the extent the Seller complies with the Purchaser’s instructions regarding such Delayed Contract, the Purchaser shall indemnify and hold the Seller and its respective Affiliates harmless from and against all Losses incurred or asserted as a result of the Seller’s or any such Affiliate’s post-Closing direct or indirect ownership, management or operation of any such Delayed Contracts. Notwithstanding anything contained herein to the contrary, any transfer or assignment to the Purchaser of any Delayed Contract that shall require an Approval as described above in this Section 2.6 shall be made subject to such Approval being obtained.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER
The Seller hereby represents and warrants, in each case, except as set forth in the Disclosure Schedule and subject to any limitations set forth in this Agreement, that the following statements set forth in this Article III (each, a “Seller Representation”) are true and correct as of the date hereof and as of the Closing Date (except to the extent such Seller Representations are expressly made as of a specified date, in which case such Seller Representations shall be so true and correct on and as of such specified date):
SECTION 3.1    Organization and Authority of the Seller.
(a)    The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. The Seller has all necessary power and authority to (i) own and use the Purchased Assets as currently used by the Seller; and (ii) enter into this Agreement and each Ancillary Document to which the Seller is a party, to carry out the Seller’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Seller is duly licensed or qualified to do business and is in good standing (to the extent such concepts are recognized under applicable Law) in each jurisdiction related to the Purchased Assets that makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified and in good standing would not materially adversely affect the ability of the Seller to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Documents to which it is a party.
(b)    The execution and delivery of this Agreement by the Seller and the Ancillary Documents to which the Seller is a party, the performance by the Seller of its obligations hereunder and thereunder and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Seller. This Agreement has been, and upon their execution the Ancillary Documents to which it is a party shall have been, duly executed and delivered by the Seller, and, assuming due authorization, execution and delivery by the Purchaser, this Agreement constitutes, and upon their execution the Ancillary Documents to which it is a party shall constitute, legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, subject to the Enforceability Exceptions.
SECTION 3.2    No Conflict. The execution, delivery and performance of this Agreement and the Ancillary Documents and the transactions contemplated hereby and thereby by the Seller do not and will not (a) conflict with, violate or result in the breach of its organizational documents; (b) conflict with or violate any Law or Governmental Order applicable to it, the Purchased Assets or the Assumed Liabilities; or (c) except as set forth in Section 3.2(c) of the Disclosure Schedule, conflict with, violate, result in any breach of, loss of any benefit under or imposition of any Lien upon any of the Purchased Assets or the Assumed Liabilities pursuant to, constitute a default or breach (or event which with the giving of notice or lapse of time, or both, would become a default or breach) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage, indenture, agreement, Transferred Contract, permit, franchise or other instrument or arrangement to which it is a party or pursuant to which any Purchased Asset is subject or affected; except, in the case of clauses (b) and (c), as would not materially adversely affect the ability of the Seller to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Documents to which it is a party.
SECTION 3.3    Governmental Consents and Approvals. The execution, delivery and performance of this Agreement by the Seller and each Ancillary Document to which it is or will be a party does not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority except for (i) the actions and filings set forth on Section 3.3 of the Disclosure Schedule and (ii) where the failure to obtain any such consent, approval, authorization, order or action, or to complete any such filing or notification would not prevent or delay the consummation of the transactions contemplated by, this Agreement and the Ancillary Documents to which it is a party.
SECTION 3.4    Backlog.
(a)    Section 3.4(a) of the Disclosure Schedule sets out the backlog report of the Seller, dated as of July 1, 2019, representing as of such date remaining payment obligations of customers assuming due completion of program milestones under the Transferred Contracts, subject to customer rights to cancel or postpone (the “Backlog”). The Backlog set forth on Section 3.4(a) of the Disclosure Schedule was prepared by Seller in good faith based upon the Transferred Contracts as they existed on its date of preparation to reflect the expected remaining amount of revenue to be recognized by the Seller over the remaining life of the Transferred Contracts as of the date hereof and the expected unbilled amounts of future invoicing related to the Transferred Contracts as of July 1, 2019. All invoices under Transferred Contracts issued by Seller prior to the date hereof were issued to customers in accordance with contractual milestones as of July 1, 2019 set forth in the Transferred Contracts.

(b)    From May 1, 2019 through the date of this Agreement, the Seller has not received any notice or other communication (orally or in writing) of any program cancellation or change in program schedule, and there has been no contract reduction, modification or early termination under any Transferred Contract, which would reasonably be expected to cause, individually or in the aggregate, a material change in the Seller’s calculation of such Backlog.
SECTION 3.5    Conduct in the Ordinary Course. Except as set forth in Section 3.5 of the Disclosure Schedule, since March 31, 2019 and through the date of this Agreement, (a) the Seller has performed its obligations under the Purchased Assets and the Assumed Liabilities in the Ordinary Course; and (b) the Seller has not taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.1(b)(i), (ii), (v) or (vi).
SECTION 3.6    Litigation. Except as set forth in Section 3.6 of the Disclosure Schedule, there is no Action at law, in equity or otherwise, or, to the Seller’s Knowledge, investigation by or against, as applicable, the Seller, (a) related to the Purchased Assets and the Assumed Liabilities; or (b) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or an Ancillary Document, in each case, pending, or to the Seller’s Knowledge, threatened before any Governmental Authority.
SECTION 3.7    Compliance with Laws; Permits; Anti-Bribery and Anti-Money Laundering Compliance.
(a)    The Seller is, and has been since July 3, 2017, in material compliance with all Laws applicable to the Purchased Assets and the Assumed Liabilities. The Seller has not received any written notice or, to the Seller’s Knowledge, oral notice, of any alleged violation of applicable Law from a Governmental Authority, and there are no pending hearings, investigations or other Actions with respect to any such violation, the result of which, would reasonably be expected to be material to the Seller with respect to the Purchased Assets and the Assumed Liabilities.
(b)    The Seller holds all material licenses, permits, authorizations, orders and approvals from, and have made all material filings, applications and registrations with each Governmental Authority, in each case as is necessary or required or in connection with the Purchased Assets and the Assumed Liabilities (collectively, the “Permits”). Section 2.1(a)(ii) of the Disclosure Schedule sets forth each material Permit required to be held by the Seller related to the Purchased Assets and the Assumed Liabilities.
(c)    Neither the Seller nor any of its Affiliates, directors, officers, employees nor, to the Seller’s Knowledge, agents or advisors has, since July 3, 2017, directly or indirectly (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person in material violation of any applicable Law; (ii) established or maintained any fund or asset with respect to the Seller that has not been recorded in the books and records of the Seller, as applicable; or (iii) taken any action that would reasonably be expected to result in a violation by any such persons of the U.S. Foreign Corrupt Practices Act of 1977 or any other anti-bribery or corruption legislation promulgated by any Governmental Authority.

(d)    The operations of the Seller as they relate to the Purchased Assets and the Assumed Liabilities are being, and have been conducted since July 3, 2017, in material compliance with applicable financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended, and all applicable money laundering-related laws of other jurisdictions where the Seller conducts business or owns, operates or leases assets, and any related or similar Law issued, administered or enforced by any Governmental Authority (collectively, the “Money Laundering Laws”). No Action or investigation involving the Seller with respect to the Money Laundering Laws is pending or, to the Seller’s Knowledge, is threatened.
SECTION 3.8    Intellectual Property.
(a)    To Seller’s IP Knowledge, neither the Purchased Assets nor the Seller’s or any of its Affiliate’s performance under the Transferred Contracts, infringe, misappropriate or otherwise violate or conflict with, and since July 3, 2017 have not, infringed, misappropriated or otherwise violated or conflicted with, the Intellectual Property rights of any other Person in any material respect. There is no Action or investigation pending, or to the Seller’s IP Knowledge, threatened since July 3, 2017, against the Seller concerning any of the foregoing except as would not be material to the Purchased Assets or Assumed Liabilities, nor has the Seller received any written notice from any Person since July 3, 2017 that a license under any other Person’s Intellectual Property is or may be required in relation to the Purchased Assets or Assumed Liabilities in any material respect. To the Seller’s IP Knowledge, no Person is engaging in, or has engaged since July 3, 2017 in, any activity that infringes, misappropriates or otherwise violates or conflicts with any APM Intellectual Property in any material respect, and there is no Action or investigation pending or threatened in writing by the Seller against any other Person concerning any of the foregoing.
(b)    Since July 3, 2017, the Seller has taken commercially reasonable measures to maintain the confidentiality and value of all material confidential APM Intellectual Property, including any material source code included therein, except as would not have a material effect on the Purchased Assets.
(c)    To Seller’s IP Knowledge, no employee, independent contractor, or agent of the Seller is in material default or breach of any term of any agreement relating to the protection, ownership, development, use or transfer of Transferred Intellectual Property in a manner that would have a material effect on the Purchased Assets. Except pursuant to appropriate nondisclosure or license agreements that are valid and enforceable, since July 3, 2017, and to the Seller’s IP Knowledge, no confidential APM Intellectual Property has been disclosed by the Seller to or been discovered as a result of Seller’s action or inaction by any Person.
(d)    Except for any Intellectual Property that is already owned by the Purchaser or any of its Affiliates, there is no Intellectual Property other than the APM Intellectual Property, in each case that is reasonably necessary for the Purchaser to perform the obligations of Seller and its Affiliates under the Transferred Contracts (including using the Purchased Assets in connection therewith) in all material respects following Closing in substantially the same manner as Seller or any of its Affiliates performed such obligations prior to Closing (provided that the foregoing shall be limited to the Seller’s IP Knowledge with respect to infringement, misappropriation or other violation or conflict with the Intellectual Property rights of any other Person). Other than the IP Agreements included in the Transferred Contracts, there are no IP Agreements (i) that were (A) transferred to Seller or any of its Affiliates pursuant to the transactions contemplated by the Transaction Agreement and (B) exclusively used or exclusively held for use by Purchaser, any of the Purchaser’s Affiliates or any predecessors-in-interest to the Seller that were parties to the Transaction Agreement, in each case, in connection with the Purchased Assets at the time of such transfer, (ii) exclusively used or exclusively held for use by the Seller in connection with the Purchased Assets or (iii) that (A) are material to, or (B) were obtained exclusively in furtherance of, performing under the Transferred Contracts (other than, in the case of (B), IP Agreements for the use of commercially available off-the-shelf Software that are generally available on nondiscriminatory terms).
(e)    There is no registered Intellectual Property included in the Transferred Intellectual Property.
(f)    Notwithstanding anything in this Agreement to the contrary, nothing in this Section 3.8 shall be considered a representation or warranty with respect to any Intellectual Property owned by Purchaser or any of its Affiliates or licensed to the Seller or any of its Affiliates from the Purchaser or any of its Affiliates (including pursuant to the A&R MPSA).
SECTION 3.9    Taxes.
(a)    Seller has timely paid all Taxes required to be paid on or prior to the date hereof, the non-payment of which would result in a Lien on any Purchased Asset or would result in Purchaser becoming liable or responsible therefor.
(b)    Seller has established, in accordance with U.S. GAAP applied on a basis consistent with that of preceding periods, adequate reserves for the payment of, and has timely paid, all Taxes due on or prior to the date hereof arising from or with respect to the Purchased Assets or the Transferred Contracts, the non-payment of which would result in a Lien on any Purchased Asset or would result in Purchaser becoming liable therefor.
SECTION 3.10    Transferred Contracts.
(a)    Schedule 2.1(a)(i) sets forth as of the date hereof the Transferred Contracts (including all modifications, amendments and supplements thereto and waivers thereunder) of the Seller or its Subsidiaries.
(b)    Section 3.10(b) of the Disclosure Schedule describes any third-party supplier and vendor arrangements of the Seller used to service any of the Purchased Assets and Assumed Liabilities.
(c)    Each Transferred Contract is valid, binding and enforceable against the Seller or its Subsidiaries, as applicable, and, to the Seller’s Knowledge, the counterparties thereto in accordance with its terms, and is in full force and effect. Except as set forth on Section 3.10(c) of the Disclosure Schedule, the Seller or its Subsidiaries, as applicable, has performed in all material respects all material obligations required to be performed by it under, is not in material default, breach or violation of, or received notice or demand alleging that it has breached, any Transferred Contract to which it is a party and, as of the date hereof, to the Seller’s Knowledge, no counterparty thereto is in material default, breach or violation of any Transferred Contract. To the Seller’s Knowledge, no event has occurred which, with notice, or lapse of time, or both, would constitute a material default, breach or violation thereof by the Seller or any other party thereto or would permit termination, acceleration or modification thereof (including any events that would result in any requests or demands to reduce the scope of services thereunder), by any party thereto or would result in the demand for or payment of liquidated damages by the Seller under any Transferred Contract. To the Seller’s Knowledge, since January 1, 2019, there have been no significant delays caused by Seller in reaching milestones or meeting deadlines under any Transferred Contract and there are no conditions (including any vendor delays or breach or change in Laws) that would prevent the Seller from delivering the services under such Transferred Contracts by the time that such services are required to be delivered by the terms of such Transferred Contracts or as mutually agreed with customer, or that would render performance of such Transferred Contract impossible. Since April 1, 2019, the Seller has satisfied all L1 and L2 service-level commitments to customers required under the terms of the Transferred Contracts entered into prior to April 1, 2019 listed in Schedule 2.1(a)(i).
(d)    There are no Contracts with down-stream channel partners, sales agents, or sub-contractors that are used by the Seller to source the Transferred Contracts or perform its obligations under the Transferred Contracts.
(e)    Each statement of work representing a Transferred Contract as of the date hereof is consistent as to scope and terms in all material respects with the corresponding statement of work (if any) that the Seller has placed with the Purchaser with respect to such Transferred Contract statement of work.
(f)    Except to the extent that any consents set forth on Section 3.2(c) of the Disclosure Schedule are not obtained, and except for Contracts which are terminable at will or for convenience, each Transferred Contract (i) is freely and fully assignable to the Purchaser without penalty and (ii) upon consummation of the transactions contemplated by this Agreement and the Ancillary Documents (including the assignment of the Transferred Contracts to the Purchaser) shall remain valid and binding and shall continue in full force and effect without penalty.
(g)    Subject to Section 5.8 and Section 5.9, the Seller has made available to Purchaser true, correct and complete copies of all Transferred Contracts (including all amendments, supplements and other modifications thereto) as in effect on the date of this Agreement.
SECTION 3.11    Employee Benefit Plans and Labor Matters.
(a)    Section 3.11(a) of the Disclosure Schedule sets forth as of the date hereof each material In-Scope Plan. The Seller has provided the Purchaser with a copy of or a written summary of the material terms of each such In-Scope Plan.

(b)    Each In-Scope Plan is, and has been since July 3, 2017, registered, established, maintained and administered in accordance with its terms and with all provisions of (including rules and regulations thereunder) ERISA, the Code and other applicable Law (including funding requirements) in all material respects. The Seller and its Affiliates (i) have since July 3, 2017 performed all material obligations, including registration and qualification requirements, to the extent applicable, required to be performed by them with respect to each In-Scope Plan, and (ii) to the Seller’s Knowledge, are not in any material respect in default or in violation with respect to any In-Scope Plan.
(c)    No In-Scope Plan is (i) subject to Title IV of ERISA or (ii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA). The Seller has not incurred any Liability under, arising out of, or by operation of, Title IV of ERISA, nor are any such Liabilities reasonably expected to be incurred that, in each case, would be reasonably expected to result in any material Liability to Purchaser.
(d)    To the Seller’s Knowledge, there (i) is no pending or threatened material Action or investigation at law, in equity or otherwise or Governmental Order (A) related to any In-Scope Plan (except for routine claims for benefits) or (B) by or against Seller or any of its Affiliates related to any In-Scope Employee or (ii) are no strikes, work stoppages, or other material labor disputes involving any In-Scope Employee. Neither the Seller nor its Affiliates are a party to any collective bargaining, trade union or works council agreement or other labor union contract applicable to the In-Scope Employees, and, to Seller’s Knowledge, there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit relating to the In-Scope Employees.
(e)    As of the date hereof and since July 3, 2017, (i) the Seller and its Affiliates are and have been in material compliance with all applicable Laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of Taxes and other sums are required by the appropriate Governmental Authority as it relates to In-Scope Employees, (ii) there is, and has been, no material charge of discrimination in employment or employment practices, for any reason that has been asserted or is now pending or, to the Seller’s Knowledge, threatened in writing before the United States Equal Opportunity Commission or any other Governmental Authority with respect to the In-Scope Employees, (iii) there is, and has been, no material claim with respect to payment of wages, salary or overtime pay asserted (other than routine claims for benefits) or is pending before any Governmental Authority, with respect to current or former In-Scope Employees.
(f)    No In-Scope Plan requires Seller or any of its Affiliates has any obligation to provide medical, dental, disability, hospitalization, life insurance benefits, or similar benefits (whether insured or self-insured), post termination of employment or service, to any In-Scope Employee, or any dependent or beneficiary thereof (other than coverage mandated by applicable Law) except as required under applicable Law.
(g)    Except as set forth in Section 3.11(g) of the Disclosure Schedule neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement or the Ancillary Documents will (i) entitle any In-Scope Employee to any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit, any cancellation of debt, or any increase in compensation under any In-Scope Plan, (ii) result in the acceleration of payment, funding or vesting under any In-Scope Plan or result in any increase in benefits payable under any In-Scope Plan or (iii) result in the release of any In-Scope Employee from his or her contractual obligations under any In-Scope Plan, in each case, except as would not reasonably be expected to be, individually or in the aggregate, have a material adverse effect on the Seller .
SECTION 3.12    Affiliate Transactions. Section 3.12 of the Disclosure Schedule describes all intercompany services and other arrangements, if any, related to the Purchased Assets and the Assumed Liabilities by the Seller or its Affiliates (or their respective officers, directors, shareholders, partners, family members and members) and includes all purchasing arrangements related to the Purchased Assets and the Assumed Liabilities. Except (a) as disclosed in Section 3.12 of the Disclosure Schedule and (b) for services and arrangements that are referenced in, or will otherwise be specifically provided under an Ancillary Document, neither the Seller nor any of its Affiliates (or its or their respective officers, directors shareholders, partners, family members and members) purchases assets or services for, or provide products or services in relation to the Purchased Assets and the Assumed Liabilities.
SECTION 3.13    Insurance. The Seller maintains general liability insurance policies in an amount that is customary as it relates to the Purchased Assets and the Assumed Liabilities. There is no material pending claim under any of the Seller’s insurance policies related to the Purchased Assets or the Assumed Liabilities, and to the Seller’s Knowledge, no material event has occurred or condition or circumstances exist that would reasonably be expected to (with or without notice or lapse of time) directly or indirectly give rise to, or serve as a basis for, any such claim. The Seller is not in material default with respect to any provision contained in any insurance policy, and the Seller has not failed to give any notice or present any presently existing claims under any insurance policy in due and timely fashion.
SECTION 3.14    Trade Compliance. With respect to the Purchased Assets and the Assumed Liabilities, the Seller (a) is and has been since July 3, 2017, in compliance in all material respects with all export control Laws including, but not limited to, all trade regulations administered and enforced by any Governmental Authority (including the U.S. Department of Treasury Office of Foreign Assets Control, the U.S. Department of State or the U.S. Department of Commerce) or related to the regulation of exports, re-exports, transfers, releases, shipments, transmissions or similar transfer of goods, technology, software or services, and (b) has not made any voluntary or other disclosures to any Governmental Authority with respect to any alleged irregularity, misstatement or omission or other potential violation arising under or relating to the requirements of such rules, regulations or controls.
SECTION 3.15    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Ancillary Documents based upon arrangements made by or on behalf of the Seller since July 3, 2017.

SECTION 3.16    Waiver and Release. The Seller hereby represents and warrants, on behalf of itself and its Affiliates, that, in connection with the subject matter described in Schedule 5.21(a) of this Agreement, neither the Seller nor its Affiliates have at any time prior to the date hereof, directly or indirectly:
(a)    disclosed or permitted to be disclosed, in whole or in part, any of the Purchaser’s or any of its Affiliates’ (i) customer lists or (ii) copies or material terms and conditions of the Transferred Contracts (other than, in the case of this subsection (ii), to customers in the Ordinary Course or to the extent publicly available), in either case of (i) and (ii) including to the third-party Person identified on Schedule 5.21(a) or any of its Affiliates;
(b)    subcontracted, assigned or otherwise transferred any of the Seller’s or any of its Affiliates’ rights or obligations under the Amended A&R MPSA to the third-party Person identified on Schedule 5.21(a) or any of its Affiliates;
(c)    offered for sale, sold, permitted resale or distribution of, or otherwise provided any GE Digital Offerings to the third-party Person identified on Schedule 5.21(a) or any of its Affiliates; or
(d)    entered into a binding commitment to do any of the foregoing in (a) through (c) above.
SECTION 3.17    Exclusivity of Representations and Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE III, NEITHER THE SELLER NOR ANY OF ITS REPRESENTATIVES MAKES, AND HAS NOT MADE, ANY REPRESENTATION OR WARRANTY IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND EXPRESSLY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, LEGAL OR CONTRACTUAL, EXPRESS OR IMPLIED.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
The Purchaser hereby represents and warrants, in each case subject to any limitations set forth in this Agreement, that the following statements set forth in this Article IV (each, a “Purchaser Representation”), are true and correct as of the date hereof and as of the Closing Date (except to the extent such Purchaser Representations are expressly made as of a specified date, in which case such Purchaser Representations shall be so true and correct on and as of such specified date):
SECTION 4.1    Organization and Authority of the Purchaser.
(a)    The Purchaser is a Delaware limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority to (i) operate its business and own and use the assets owned by it as currently operated or used; and (ii) enter into this Agreement and each Ancillary Document to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Purchaser is duly licensed or qualified to do business and is in good standing (to the extent such concepts are recognized under applicable Law) in each jurisdiction which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent the failure to be so licensed, qualified or in good standing would not materially adversely affect the ability of the Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Documents.
(b)    The execution and delivery by the Purchaser of this Agreement and the Ancillary Documents to which it is a party, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Purchaser. This Agreement has been, and upon their execution the Ancillary Documents to which the Purchaser is a party shall have been, duly executed and delivered by the Purchaser, and, assuming due authorization, execution and delivery by the Seller, this Agreement constitutes, and upon their execution the Ancillary Documents to which the Purchaser is a party shall constitute, legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to the Enforceability Exceptions.
SECTION 4.2    No Conflict. The execution, delivery and performance by the Purchaser of this Agreement and the Ancillary Documents to which it is a party and the transactions contemplated hereby and thereby by the Purchaser do not (a) conflict with, violate or result in the breach of any provision of its organizational documents; (b) violate any Law or Governmental Order applicable to the Purchaser or its respective assets, properties or businesses; or (c) conflict with, violate, result in any breach of, loss of any benefit under or imposition of any Lien upon any assets of the Purchaser pursuant to or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default or breach) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, Contract, permit, franchise or other instrument or arrangement to which the Purchaser is a party.
SECTION 4.3    Governmental Consents and Approvals. The execution, delivery and performance by the Purchaser of this Agreement and each Ancillary Document to which the Purchaser is a party do not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority, other than (i) the actions and filings set forth on Section 3.3 of the Disclosure Schedule and (ii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification would not prevent or delay the consummation of the transactions contemplated by this Agreement and the Ancillary Documents.
SECTION 4.4    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

SECTION 4.5    Litigation. There is no Action at law, in equity or otherwise, investigation or Governmental Order by or against the Purchaser that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or an Ancillary Document, in each case, pending, or to the Purchaser’s knowledge, threatened before any Governmental Authority.
SECTION 4.6    No Other Representations. The Purchaser is an informed and sophisticated purchaser and has engaged expert advisors, experienced in the evaluation and purchase of property and assets such as the Purchased Assets as contemplated hereunder. The Purchaser has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. The Purchaser may undertake prior to Closing such further investigation and request such additional documents and information as it deems necessary. The Purchaser confirms that it has made its determination with respect to the Purchased Assets without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to the Seller, except as expressly set forth in this Agreement.
ARTICLE V
ADDITIONAL AGREEMENTS
SECTION 5.1    Conduct of Business Prior to the Closing.
(a)    Between the date of this Agreement and Closing (or earlier termination of this Agreement), except (i) as contemplated hereunder or set forth in Section 5.1(a) of the Disclosure Schedule, or (ii) with the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), the Seller shall conduct its business as it relates to the Purchased Assets and the Assumed Liabilities only in, and not take any action except in the Ordinary Course, and the Seller shall, use commercially reasonable efforts to, in each case, as it relates to the Purchased Assets, the Assumed Liabilities or the In-Scope Employees: (A) preserve substantially intact its existing assets, (B) preserve substantially intact its business organization, (C) keep available the services of the In-Scope Employees and its other current officers, employees and consultants, (D) maintain and preserve intact its current relationships with customers, suppliers, creditors and other Persons with which the Seller has significant business relations, (E) comply in all material respects with applicable Law and Governmental Orders applicable to the Purchased Assets and the Assumed Liabilities, (F) maintain the books and records related to the Purchased Assets and the Assumed Liabilities and (G) materially satisfy any service-level commitments to customers in connection with the Seller’s first level (also referred to as “L1”) or second level (also referred to as “L2”) support under the Transferred Contracts.
(b)    Except as contemplated hereunder or set forth in Section 5.1(a) of the Disclosure Schedule or with the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), the Seller will not do any of the following:
(i)    (A) grant any Liens on or permit any Liens (other than Permitted Liens) to exist on, or (B) authorize the granting or placing of any Liens (other than Permitted Liens) on, any Purchased Asset;

(ii)    except in the Ordinary Course, create any Liability with respect to any of the Purchased Assets that would be an Assumed Liability;
(iii)    (A) enter into (unless pursuant to Section 5.8), amend, modify or consent to the termination of any Transferred Contract; (B) enter into any dual-scope customer Contracts pursuant to which both GED Offerings and any products other than GED Offerings are to be delivered, other than any such dual-scope Contracts for which the Seller has an open offer to a customer listed on Section 5.1(b)(iii) of the Disclosure Schedule; (C) amend, waive, modify or consent to the termination of any of the Seller’s rights under any Transferred Contract (including any waiver or modification of prepayment obligations of customers thereunder); (D) renew any Transferred Contracts that do not substantially adhere to the standard terms and conditions set forth therein;
(iv)    except as required under applicable Law or the terms of an In-Scope Plan as of the date hereof, (A) increase the compensation payable, or to become payable, or the benefits provided to any In-Scope Employee other than in the Ordinary Course and to the extent that such increase is not covered by (B), (C), (D) and (E) of this Section 5.1(b)(iv); (B) grant or pay to any In-Scope Employee any severance or termination pay other than in the Ordinary Course; (C) grant or pay to any In-Scope Employee any retention, equity, change in control or other bonus (other than an annual bonus or sales incentive bonus or commission in the Ordinary Course); (D) enter into any agreement or arrangement with any In-Scope Employee with respect to retention, equity, change in control, employment, severance or bonus (except with respect to any employment, severance or bonus agreement or arrangement in connection with any promotion in the Ordinary Course); or (E) except changes in compensation or benefits applicable to all similarly situated employees of Seller or its Affiliates or that are not otherwise specifically targeted at the In-Scope Employees, establish, adopt, enter into or materially amend any In-Scope Plan, any collective bargaining, trade union or works council agreement or other labor union contract or other plan, agreement, trust, fund, policy or arrangement for the benefit of any In-Scope Employee;
(v)    disclose or fail to take commercially reasonable measures to maintain the confidentiality and value of any secret or confidential APM Intellectual Property (except in the Ordinary Course or by way of issuance of a patent or filing of a patent application or pursuant to an appropriate non-disclosure or license agreement); or
(vi)    (A) sell or assign any interest in or (B) except non-exclusive licenses to customers in the Ordinary Course, grant to any third party any license to, or enter into any covenant not to sue with respect to, in each case of (A) and (B), any Transferred Intellectual Property;
(vii)    announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to take any of the actions specified in this Section 5.1.
SECTION 5.2    Antitrust Notifications and Other Regulatory Approvals. If the Trigger Date occurs prior to the Closing Date, then as promptly as practicable following the Trigger Date, the Parties shall, and shall cause their Affiliates to, use its and their respective commercially reasonable efforts to (i) promptly obtain all authorizations, consents, orders, approvals and clearances of all Governmental Authorities that may be, or become (including as a result of any change in the direct or indirect ownership structure of the Seller) necessary for its execution and delivery of, performance of its obligations pursuant to, and consummation of the transactions contemplated by, this Agreement, (ii) take all such actions as may be requested by any such

Governmental Authority to obtain such authorizations, consents, orders, approvals and clearances, (iii) avoid the entry of, or to effect the dissolution of, any decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding, that would otherwise have the effect of preventing or materially delaying the consummation of the transactions contemplated by this Agreement and (iv) minimize the filing obligations with Governmental Authorities contemplated by this Section 5.2 and maximize the Parties’ ability to consummate portions of the transactions contemplated hereby prior to the receipt of all such authorizations, consents, orders, approvals and clearances.
SECTION 5.3    Access to Information.
(a)    From the date hereof until the Closing (or earlier termination of this Agreement), upon reasonable notice, the Seller shall, subject to applicable Law, (i) afford the Purchaser and its Representatives (A) reasonable access to the offices, properties and books and records of the Seller and (B) reasonable assistance and cooperation of the appropriate personnel and agents of the Seller in the review of such books and records, and (ii) furnish to the officers, employees, and other authorized Representatives of the Purchaser such additional financial and operating data and other information related to the Purchased Assets and the Assumed Liabilities of the Seller (or legible copies thereof) as the Purchaser may from time to time reasonably request. All requests by the Purchaser for access pursuant to this Section 5.3(a) shall be submitted or directed exclusively to the Seller or such other individuals as the Seller may designate in writing from time to time. Notwithstanding anything to the contrary in this Agreement, the Seller shall not be required to disclose any information to the Purchaser if such disclosure would, based on the advice of counsel, (i) jeopardize any attorney-client or other legal privilege; (ii) contravene any applicable Laws or binding agreement entered into prior to the date hereof; or (iii) result in the disclosure of any confidential information of the Seller; provided that if the Seller does not disclose any information in reliance on this sentence, the Seller shall (A) promptly provide a written notice to the Purchaser stating that it is withholding information in reliance on this sentence and (B) use commercially reasonable efforts to provide the information requested by the Purchaser in a way that does not result in any of the consequences referred to in clauses (i), (ii) or (iii) above.
(a)    From and after the Closing Date, in order to facilitate the resolution of any claims made against or incurred by the Purchaser related to the Purchased Assets or the Assumed Liabilities, for a period of five (5) years after the Closing or, if shorter, the applicable period specified in the Seller’s bona fide document retention policy, the Seller shall, (i) retain the books and records relating to the portion of the Purchased Assets and the Assumed Liabilities relating to periods prior to the Closing which shall not otherwise have been delivered to the Purchaser and (ii) upon reasonable notice, afford the Representatives of the Purchaser reasonable access (including the right to make, at the Purchaser’s expense, photocopies), during normal business hours, to such books and records as the Purchaser may from time to time request; provided that the Seller shall notify the Purchaser at least forty-five (45) Business Days in advance of destroying any such books and records in order to provide the Purchaser the opportunity to copy such books and records in accordance with this Section 5.3(b). In addition, from and after the Closing Date, in order to facilitate the resolution of any claims made against or incurred by the Purchaser related to the Purchased Assets or the Assumed Liabilities, the Seller shall make reasonably available to the Purchaser and its Representatives those employees of the Seller and its Affiliates whose assistance, expertise, testimony, notes and recollections or presence may be necessary to assist the Purchaser in connection with its inquiries for any of the purposes referred to above, including the presence of such persons as witnesses in hearings or trials for such purposes.
(b)    From and after the date hereof, prior to disseminating or otherwise disclosing any communication with any In-Scope Employee regarding commitments to compensation,

benefits, or other employment-related treatment they will receive following the Closing, the Seller shall provide the Purchaser with such communications and such communications shall be subject to approval by the Purchaser.
SECTION 5.4    Notifications. From the date hereof until the Closing, the Seller shall give prompt notice to the Purchaser, and the Purchaser shall give prompt notice to the Seller, of (a) any written notice received by such Party from any third party (other than a Governmental Authority) alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement if the subject matter of such communication or the failure of such Party to obtain such consent purports to materially affect the consummation of the transactions contemplated by this Agreement, and (b) any Action commenced or, to such Party’s knowledge, threatened against such Party or any of its Affiliates which purports to materially affect the consummation of the transactions contemplated by this Agreement; provided that the delivery of any notice pursuant to this Section 5.4 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.
SECTION 5.5    Customer Communication Efforts. Promptly following the execution of this Agreement, the Seller and the Purchaser shall cooperate to create a communication and engagement plan (the “Communications Plan”) for customers under the Transferred Contracts, including, mutually agreeing upon the contents of notices (“Joint Customer Notices”) to the customers regarding the assignment of the Transferred Contracts.  The Seller and the Purchaser shall each use their respective reasonable best efforts to carry out the terms of the Communications Plan.  The Seller shall promptly notify the Purchaser of any material communications received by the Seller from any customer under any Transferred Contract.  In the event that prior to the Closing Date any customer under a Transferred Contract threatens, orally or in writing, to terminate a Transferred Contract, Seller shall promptly notify the Purchaser of such threatened termination, and the Purchaser and the Seller shall work together in good faith and use commercially reasonable efforts to address the concerns raised by such customer.  The Parties agree to cooperate in good faith to facilitate the orderly transition of customers from the Seller to the Purchaser under the Transferred Contracts.  Seller acknowledges and agrees that, following the date hereof, the Purchaser may approach and have discussions with customers under the Transferred Contracts for the purpose of securing such customer’s continuation as a customer of the Purchaser following the Closing in a manner consistent with the Communications Plan.
SECTION 5.6    Employee Matters.
(a)    From the date hereof, the Parties agree to cooperate reasonably and in good faith to effectuate the transfer of the In-Scope Employees from the Seller or its Affiliates to the Purchaser and its Affiliates, including providing for the automatic transfer of an In-Scope Employee if required under applicable Law. The Seller further agrees that to the extent that an In-Scope Employee does not transfer to the Purchaser or its Affiliates prior to or as of the Closing that such In-Scope Employee shall, subject to applicable Law, be made available as of the Closing to the Purchaser on a leased services basis until such time that the Parties mutually agree (i) that the transfer of such In-Scope Employee is permitted under applicable Law and (ii) it is feasible to do so. To effectuate the intent of this Section 5.6(a), the Seller and Purchaser agree to execute a services agreement substantially in the form attached hereto as Exhibit E and continue to use the current agreements between the Parties or their respective Affiliates that provides for transition services or transfer mechanisms covering the In-Scope Employees.
(b)    The Parties agree that nothing in this Section 5.6 or otherwise in this Agreement shall supersede the Employee Benefits Matters Agreement or Annex 7.14(d) of the Transaction Agreement, which remain in full force and effect.
SECTION 5.7    Further Action; Misdirected Funds and Correspondence; Misallocated Assets.
(a)    The Purchaser and the Seller shall use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.
(b)    If,
(i)    following the Closing, the Seller or its Affiliates receive any funds that are the property of the Purchaser or its Affiliates, such receiving party shall, or shall cause one of their Affiliates to, remit any such funds promptly to the Purchaser within thirty (30) days following receipt of such funds; and
(ii)    following the Closing, the Purchaser or its Affiliates receive any funds that are the property of the Seller or its Affiliates, the Purchaser shall, or shall cause one of its Affiliates to, remit any such funds promptly to the Seller to the Seller Bank Account within thirty (30) days following receipt of such funds.
(c)    If, following the Closing,
(i)    (A) the Seller or its Affiliates receive any written communication exclusively related to the Purchased Assets or the Assumed Liabilities, the Seller shall promptly forward such communication to the Purchaser; or (B) the Seller or its Affiliates receive written communication related, but not exclusively, to the Purchased Assets or the Assumed Liabilities, the Seller shall promptly forward a copy of such communication (redacted as appropriate) to the Purchaser; and
(ii)    (A) the Purchaser receives any written communication related to the Seller, but exclusively unrelated to the Purchased Assets or the Assumed Liabilities, the Purchaser shall promptly forward such communication to the Seller; or (B) the Purchaser receives written communication related, but not exclusively, to the Purchased Assets or the Assumed Liabilities, the Purchaser shall promptly forward a copy of such communication (redacted as appropriate) to the Seller.
(d)    If, following the Closing, the Seller or the Purchaser identifies:

(i)    any Purchased Asset that was not previously assigned or otherwise transferred by the Seller to the Purchaser, then the Seller shall (or shall cause its Affiliate holding such Purchased Asset to) promptly assign and transfer the applicable Purchased Asset to the Purchaser for no additional consideration; and
(ii)    any asset that was not a Purchased Asset that was assigned or otherwise transferred by the Seller to the Purchaser, then the Purchaser shall (or shall cause its Affiliate holding such asset to) promptly assign and transfer the applicable asset to the Seller for no additional consideration.
SECTION 5.8    Transferred Contracts Schedule. Prior to entering into any new Contract between the Seller and a third-party Person (including any new purchaser order entered into under an existing Transferred Contract) which exclusively relates to an obligation of the Seller to provide any GED Offering, including the delivery of related professional services, the Seller shall provide written notice to the Purchaser setting forth the material terms of such Contract, including the counterparty and the services and products to be delivered thereunder. In the event that the Purchaser provides its consent to the entry into such Contract (provided that if the Purchaser fails to respond to such notice within three (3) Business Days, Purchaser shall have been deemed to consent), upon execution of such Contract by Seller and the counterparty to such Contract shall become a Transferred Contract. On the Closing Date, the list of Transferred Contracts set forth on Schedule 2.1(a)(i) shall be revised and replaced by Seller to reflect (i) any new Contracts to be added to the Transferred Contracts pursuant to this Section 5.8 and (ii) any Transferred Contracts that have been terminated between the execution of this Agreement and the Closing Date.
SECTION 5.9    Missing Documents.
(a)    Following the date hereof, the Seller shall deliver to the Purchaser, as soon as reasonably practicable, (a) all Transferred Contracts listed on Schedule 2.1(a)(i) entered into on or following July 3, 2017 and (b) all Contracts identified by the Seller after the execution of this Agreement that are between the Seller and a third-party Person which exclusively relates to an obligation of the Seller to provide any APM Offering, including the delivery of related professional services, that were entered into on or following July 3, 2017 and was not listed on Schedule 2.1(a)(i), including all statements of work under such Contracts to the extent (i) not provided by the Seller prior to the date hereof and (ii) outstanding obligations exist under such Contracts. Upon delivery to the Purchaser of such Contracts under subclause (b) of the preceding sentence, such Contracts shall be deemed to be Transferred Contracts for all purposes under this Agreement. On the Closing Date, the list of Transferred Contracts set forth on Schedule 2.1(a)(i) shall be revised and replaced by Seller to reflect any new Contracts to be added to the Transferred Contracts pursuant to this Section 5.9 unless such Contracts are earlier terminated.
(b)    Following the date hereof, the Seller shall grant the Purchaser reasonable access to each In-Scope Employee as part of the communication and transition plan in connection with the assignment of the Transferred Contracts under this Agreement; provided that the Purchaser shall, with respect to the initial contact with each In-Scope Employee only, provide the Seller with the opportunity to review and participate in any such communication.

SECTION 5.10    Consents. The Seller shall, and shall cause its Affiliates to, give promptly such notices to third parties and use its or their commercially reasonable efforts to obtain the third-party consents, approvals, authorizations, waivers and estoppel certificates which may be required in connection with the transactions contemplated by this Agreement (the “Third-Party Consents”) and the Purchaser shall cooperate and use all reasonable efforts to assist the Seller in connection therewith; provided, however, that the Purchaser shall have no obligation to (i) give any guarantee or other consideration of any nature, or commence or participate in litigation, in connection with giving or obtaining any such Third-Party Consent, or (ii) consent to any material change in the terms of any contract, which the Purchaser in its reasonable discretion may deem adverse to the interests of the Purchaser, the Purchased Assets or the Assumed Liabilities. The Seller shall consider in good faith all comments made by the Purchaser on, and consult with the Purchaser prior to, making any material decision or taking any material action relating to any Third-Party Consent.
SECTION 5.11    Tax Cooperation and Exchange of Information. The Seller and the Purchaser shall provide each other with such cooperation and information as any of them reasonably may request of the other in filing any Tax Return, amended Tax Return or claim for refund, determining any liability for Taxes or a right to a refund of Taxes, participating in or conducting any audit or other proceeding in respect of Taxes relating to the Purchased Assets or the Assumed Liabilities or reducing or avoiding any Conveyance Tax. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules and related work papers and documents relating to rulings or other determinations by taxing authorities. The Seller and the Purchaser shall make themselves (and their respective employees) available, on a mutually convenient basis, to provide explanations of any documents or information provided under this Section 5.11. Notwithstanding anything to the contrary in this Section 5.11, each of the Seller and the Purchaser shall retain all Tax Returns, schedules and work papers and all material records or other documents in its possession (or in the possession of its Affiliates) relating to Tax matters relevant to the Purchased Assets or the Assumed Liabilities for the taxable period first ending after the Closing and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions, or (ii) six (6) years following the due date (without extension) for such Tax Returns. Any information obtained under this Section 5.11 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.
SECTION 5.12    Straddle Periods. For all purposes under this Agreement, in the case of any Straddle Period, the portion of Taxes that are allocable to the portion of the Straddle Period ending on the Closing Date will be: (i) in the case of Property Taxes and other Taxes imposed on a periodic basis without regard to income, gross receipts, payroll or sales, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of such Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period and (ii) in the case of all other Taxes, determined as though the relevant taxable year terminated at the end of the Closing Date. If any Taxes for a Straddle Period relating to the Purchased Assets or the Assumed Liabilities that are allocated to the Pre-Closing Tax Period under this Section 5.12 are paid by the Purchaser, on the one hand, or if any Taxes for a Straddle Period relating to the Purchased

Assets or the Assumed Liabilities that are allocated to the Post-Closing Tax Period under this Section 5.12 are paid by the Seller, on the other hand, the proportionate amount of such Taxes allocable to the other party shall be paid promptly by such other party to the party that paid such Taxes to the applicable Governmental Authority promptly after the payment of such Taxes. To the extent any amounts are paid by the Seller to the Purchaser under this Section 5.12, such amounts shall not be duplicatively indemnified against as an Excluded Liability.

SECTION 5.13    Conveyance Taxes. All Conveyance Taxes shall be borne equally by the Seller and the Purchaser (regardless of whether such Conveyance Taxes are imposed by means of withholding or otherwise), including the costs and other expenses of filing any Tax Return relating to Conveyance Taxes. The Party required to file and pay such Conveyance Taxes under applicable Tax Law, after review and consent by the other Party, shall file such applications and documents as shall permit any such Conveyance Tax to be assessed and paid on or after the Closing. The Parties required to do so under Tax Law shall execute and deliver all instruments and certificates as are necessary to comply with the foregoing and provide the other Party with copies of all such filings and evidence of payment.
SECTION 5.14    Refunds. From and after the Closing, the Seller shall be entitled to any refunds or credits received by Purchaser with respect to Excluded Taxes. For the avoidance of doubt, the Purchaser shall not be required to file any amended Tax Return, litigation or contest any Tax matter to obtain a refund request in respect of Excluded Taxes or take any action outside of the Ordinary Course of business. The Purchaser shall pay to Seller the amount of any such refunds or credits (together with any interest paid on such refund or credit and net of any Income Taxes imposed thereon and any reasonable third-party expenses incurred by the Purchaser in obtaining such refund or credit) within five (5) Business Days following receipt thereof.
SECTION 5.15    Tax Treatment. The Parties agree, consistent with Section 9.12, to treat the transferor of a Transferred Contract as the Seller Affiliate that is the party thereto. The Parties shall make commercially reasonable efforts to minimize any Taxes imposed on the transfer of the Purchased Assets and Assumed Liabilities; provided that Purchaser shall not per se be treated as not having made commercially reasonable efforts to minimize any Taxes imposed on the transfer of the Purchased Assets and Assumed Liabilities if, for example, it (a) does not form or organize a legal entity (or branch) for purposes of such transfer, or (b) does not cause such Purchased Assets and Assumed Liabilities to be transferred to a particular legal entity (or branch) where the operation or ownership of such assets and liabilities by such legal entity (or branch) after the Closing would be inconsistent with Purchaser’s commercial objectives.
SECTION 5.16    Intellectual Property Licenses.
(a)    The Purchaser, on behalf of itself and its Affiliates, hereby grants to the Seller and its Affiliates a worldwide, non-exclusive, royalty-free, fully paid-up, non-sublicensable (except as provided in this Section 5.16), non-transferable (except as set forth in this Section 5.16) right and license in, to and under any and all Transferred Intellectual Property to use following the Closing solely in connection with the Excluded Assets and solely to the extent and in the same manner in which such Intellectual Property was used by the Seller or any of its Affiliates in connection with such Excluded Assets as of the Closing.
(b)    The Seller, on behalf of itself and its Affiliates, hereby grants to the Purchaser and its Affiliates a worldwide, non-exclusive, royalty-free, fully paid-up, non-sublicensable (except as provided in this Section 5.16), non-transferable (except as set forth in this Section 5.16) right and license in, to and under any and all Retained Intellectual Property to use following the Closing solely in connection with the Purchased Assets and solely to the extent and in the same manner in which such Intellectual Property was used by the Seller or any of its Affiliates in connection with such Purchased Assets as of the Closing.
(c)    Each Party and its Affiliates as a licensee under this Section 5.16 may sublicense the rights contained within this Section 5.16 without prior written consent of the other Party only to such sublicensing Party’s or any of its Affiliate’s suppliers, manufacturers, contractors, distributors, consultants, or representatives for the purpose of providing products and services in connection with the Purchased Assets or Excluded Assets, as applicable, to, or otherwise acting on behalf of and at the direction of, such first Party or its Affiliates (and not for any such supplier’s, manufacturer’s, contractor’s, consultant’s or representative’s, as applicable, independent benefit). The licenses granted in this Section 5.16 shall not be assigned by the applicable licensee Party without the prior written consent of the other Party and any purported assignment without such consent shall be void; provided, however, a Party may assign its rights under this Section 5.16 to (i) an Affiliate or (ii) to a buyer in the sale of all or substantially all of the assets to which this license relates; provided that the transferee of such assets shall agree in writing to be bound by the terms of this license as if named as “Purchaser” or “Seller” herein, as applicable.
(d)    Except as separately agreed in writing, neither Party nor any of its Affiliates shall use the Intellectual Property licensed to such Party and its Affiliates pursuant to this Section 5.16 except as expressly authorized in this Section 5.16.
SECTION 5.17    Website Redirection. Seller and its Affiliates shall, commencing on the Closing Date and continuing for a twelve (12)-month period, use reasonable best efforts to redirect visitors of the URLs of Seller’s and its Affiliates’ websites and web pages set forth on Section 5.17 of the Disclosure Schedule to the URLs selected by Purchaser or its Affiliates and notified to Seller or its Affiliates in advance.
SECTION 5.18    Bulk Transfer Laws. The Parties hereby waive compliance by the Parties with any applicable bulk sale or bulk transfer Laws of any jurisdiction in connection with the Sale (other than any obligations of the Seller with respect to the application of the proceeds therefrom).
SECTION 5.19    Non-Solicitation.
(a)    For a period of three (3) years from and after the Closing Date (the “Restricted Period”), the Seller shall not, and shall cause its Affiliates not to, directly or indirectly, solicit for employment, hire or otherwise interfere with the In-Scope Employees; provided, however, that the foregoing will not prohibit the Seller from hiring or soliciting any such employees (i) who respond to a general solicitation or advertisement that is not specifically directed at employees of the Purchaser or any of its Affiliates, (ii) whose employment terminates at least six (6) months prior to the date of the applicable hiring and solicitation (other than any terminations by the Purchaser) or (iii) if the Purchaser has provided its prior written consent; provided, however, that Seller and its Affiliates have not taken action directly or indirectly intended to encourage, incentivize or induce such termination of such In-Scope Employee’s employment.
(b)    From the date hereof until the end of the Restricted Period, the Seller shall not, and shall cause its Affiliates not to, directly or indirectly, encourage any third-party Person to take any action that would encourage, induce or cause any customer of the Purchased Assets to terminate such Purchased Assets or replace such Purchased Assets with another product or service; in each case, prior to termination of the contractual term of such Purchased Assets as of the Closing Date.
SECTION 5.20    Public Announcements. With respect to any information in respect of the transactions contemplated hereby which shall not have been previously issued or disclosed, except as required by Law or the rules and regulations of any applicable stock exchange, each Party agrees that neither it nor any of its Affiliates will issue a press release or make any other public statement or release any public communication with respect thereto without the prior written consent of the other Party, not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, each of the Parties may make any public statements in response to questions by the press, analysts, investors or those attending industry conferences or analyst or investor conference calls, so long as such statements are not inconsistent with previous statements made jointly by the Parties. The Parties agree, to the extent possible and legally permissible, to notify, cooperate and consult with, the other Party prior to issuing or making any such public statement (and be provided a reasonable opportunity to comment on such public statement).
SECTION 5.21    Waiver and Release.
(a)    The Purchaser, on behalf of itself and its Affiliates, hereby irrevocably releases and discharges the Seller, its Affiliates and its and their respective Representatives from all claims, demands, actions, judgments and causes of action that the Purchaser or any of its Affiliates has as of the date hereof arising out of the subject matter described on Schedule 5.21(a) to this Agreement.
(b)    For the avoidance of doubt, the foregoing sentence shall not release, discharge or otherwise waive any claims, demands, actions, judgments or causes of action, if any, that either the Purchaser or any of its Affiliates has as of the date hereof with respect to (a) Intellectual Property (as such term is defined in the Amended A&R MPSA) or Technology infringement or misappropriation (including any of the Seller’s or its Affiliates’ and its and their respective Representatives’ indemnification obligations under Article VIII of the Amended A&R MPSA with respect thereto), (b) any breach of Section 11.02 (Treatment of Confidential Information) under the Amended A&R MPSA, (c) any breach of the Seller’s, its Affiliates’ and its and their respective Representatives’ obligations with respect to the contracts set forth on Schedule 5.21(b) of this Agreement or (d) any claims, demands, actions, judgments or causes of action under this Agreement (including any breach of the representations and warranties set forth in Section 3.16) or (e) any breach of any term of Statements of Work or Purchase Orders entered into under the Amended A&R MPSA that are in effect or not fully paid as of the date hereof to the extent such breach would not also be a breach of the terms of the Amended A&R MPSA (except with respect to the subject matter of (a) through (d) of this sentence) (it being understood that, in each case, this sentence is not, and shall not be understood as, an acknowledgement of the existence or validity of any such claims, demands, actions, judgments or causes of action).
ARTICLE VI
CONDITIONS TO CLOSING
SECTION 6.1    Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:
(a)    Representations, Warranties and Covenants. (i) (A) The Purchaser Fundamental Representations shall be true and correct in all respects, (B) the representations and warranties of the Purchaser contained in this Agreement that are qualified by “materiality”, or words or like meaning set forth therein shall be true and correct in all respects in each case, as of the date hereof and as of the Closing as if made on and as of the Closing (other than such representations and warranties that are expressly made as of another date, in which case as of such other date), and (C) all the other representations and warranties of the Purchaser contained in this Agreement (other than the Purchaser Fundamental Representations) shall be true and correct (without giving effect to any qualification as to “materiality” or words of like meaning set forth therein) in all material respects, in each case, as of the date hereof and as of the Closing as if made on and as of the Closing (other than such representations and warranties that are expressly made as of another date, in which case as of such other date) and (ii) the covenants and agreements contained in this Agreement to be complied with by the Purchaser on or before the Closing shall have been complied with in all material respects; and
(b)    Closing Deliverables. The Seller shall have received the deliverables set forth in Section 2.5(b).
(c)    Antitrust and Other Regulatory Approvals. Any consents, authorizations, orders, approvals, declarations and filings required pursuant to Section 5.2 will have been made or obtained.
SECTION 6.2    Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:
(a)    Representations, Warranties and Covenants. (i) (A) The Seller Fundamental Representations shall be true and correct in all respects (except for de minimis failures to be so true and correct), (B) the representations and warranties of the Seller contained in this Agreement that are qualified by “materiality”, or words or like meaning set forth therein shall be true and correct in all respects in each case, as of the date hereof and as of the Closing as if made on and as of the Closing (other than such representations and warranties that are expressly made as of another date, in which case as of such other date), except, in each case, where the failure of such representations and warranties to be so true and correct would not have a material adverse effect on the Seller, and (C) all the other representations and warranties of the Seller contained in this Agreement that are not qualified by “materiality” or words or like meaning set forth therein shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same force and effect as of made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date) except, in each case, where the failure of such representations and warranties to be so true and correct would not have a material adverse effect on the Seller, and (ii) the covenants and agreements contained in this Agreement to be complied with by the Seller at or before the Closing shall have been complied with in all material respects; and
(b)    In-Scope Employee Services Agreement. The Parties shall have entered into an In-Scope Employee services agreement in accordance with Section 5.6(a); and
(c)    Closing Deliverables. The Purchaser shall have received the deliverables set forth in Section 2.5(a).
(d)    Antitrust and Other Regulatory Approvals. Any consents, authorizations, orders, approvals, declarations and filings required pursuant to Section 5.2 will have been made or obtained.
ARTICLE VII

INDEMNIFICATION
SECTION 7.1    Survival of Representations, Warranties, Covenants and Agreements.
(a)    The representations and warranties of the Seller and the Purchaser contained in this Agreement will survive for a period of eighteen (18) months after the Closing Date (the “Indemnification Period”); provided, however, that the Fundamental Representations will survive until thirty (30) days following the expiration of the applicable statute of limitations.
(b)    The covenants and agreements in this Agreement shall survive until thirty (30) days following the expiration of the applicable statute of limitations.
(c)    Notwithstanding the foregoing, in the event written notice of any bona fide claim for indemnification under Section 7.2(a), Section 7.2(b), Section 7.3(a) or Section 7.3(b) shall have been given in accordance herewith within the applicable survival period setting forth in reasonable detail the legal and factual basis for such claim (in light of the facts then known), the indemnification claim shall survive until such time as such claim is fully and finally resolved. Neither the Purchaser nor the Seller shall have any liability pursuant to this Agreement with respect to any indemnification claim first asserted after the applicable survival period specified for such representation, warranty, covenant or agreement in Section 7.1(a) or Section 7.1(b), as applicable.

SECTION 7.2    Indemnification by the Seller. From and after the Closing Date, the Purchaser and its Affiliates and their respective officers, directors, employees, agents, successors and assigns (each, a “Purchaser Indemnified Party”) shall be indemnified and held harmless by the Seller from and against all Losses, to the extent arising out of or resulting from:
(a)    the breach of any Seller Representation as of the date hereof or as of the Closing as though such Seller Representation was made as of the Closing, except for any such Seller Representation which specifically relates to another date, the breach of which shall be determined as of such other date;
(b)    the breach of any covenant or agreement by the Seller contained in this Agreement (including, for the avoidance of doubt, any breaches by the Seller of the covenants contained in Section 5.1);
(c)    the Excluded Assets or the Excluded Liabilities (including, for the avoidance of doubt, the Excluded Employee Liabilities, the Excess Liabilities and the Excluded Taxes); provided that nothing in this Agreement shall supersede the indemnification provisions in the Employee Benefits Matters Agreement); or
(d)    Seller’s portion of Conveyance Taxes in accordance with Section 5.13.
SECTION 7.3    Indemnification by the Purchaser. From and after the Closing Date, the Seller and its Affiliates, officers, directors, employees, agents, successors and assigns (each, a “Seller Indemnified Party”) shall be indemnified and held harmless by the Purchaser from and against any and all Losses, to the extent arising out of or resulting from:
(a)    the breach of any Purchaser Representation as of the date hereof or as of the Closing as though such Purchaser Representation was made as of the Closing, except for any such Purchaser Representation which specifically relates to another date, the breach of which shall be determined as of such other date;
(b)    the breach of any covenant or agreement by the Purchaser contained in this Agreement;
(c)    the Purchased Assets or the Assumed Liabilities (except for claims or causes of action with respect to which the Seller is obligated to indemnify the Purchaser Indemnified Parties pursuant to Section 7.2); or
(d)    Purchaser’s portion of Conveyance Taxes in accordance with Section 5.13.
SECTION 7.4    Limits on Indemnification.
(a)    Subject to Section 7.4(c), the Seller’s maximum aggregate liability arising out of, related to or resulting from this Agreement, including for all indemnification pursuant to (i) Section 7.2(a) other than with respect to Section 3.10 (Transferred Contracts) shall not exceed $10,000,000 and (ii) Section 7.2(a) with respect to Section 3.10 (Transferred Contracts) shall not exceed $15,000,000.

(b)    Subject to Section 7.4(c), no Losses may be claimed under Section 7.2(a), on the one hand, or Section 7.3(a), on the other hand, by any Indemnified Party or shall be reimbursable (i) for any individual item (or series of related items arising out of the same facts, events or circumstances) where the Losses related to such item or items is less than $25,000 and (ii) until the aggregate amount of all such Losses exceeds $200,000 (the “Deductible”), in which case the Indemnifying Party shall be required to pay or be liable for all such Losses from the first dollar in excess of the Deductible.
(c)    The limitations set forth in Section 7.4(a) and Section 7.4(b) shall not apply to any Losses pursuant to (i) any breaches of Fundamental Representations, (ii) Section 7.2(b), (iii) Section 7.2(c), (iv) Section 7.2(d) (v) Section 7.3(b), (vi) Section 7.3(c), (vii) Section 7.3(d) or (viii) fraud or intentional misrepresentation; provided that in no event shall the maximum aggregate liability for indemnification for Losses pursuant to (A) breaches of Fundamental Representations, (B) Section 7.2(b), (C) Section 7.2(d), (D) Section 7.3(b) and (E) Section 7.3(d) exceed the Purchase Price.
(d)    For all purposes of this Article VII, the amount of any Losses payable under Section 7.2 or Section 7.3, as applicable, by the Indemnifying Party shall be decreased by any amounts actually recovered (net of expenses incurred in obtaining such recovery, including any insurance premium increase) by the Indemnified Party under applicable insurance policies or from any other Person alleged to be responsible therefor and by any Tax benefit actually realized by the Indemnified Party arising from the incurrence or payment of any such Losses. The Indemnified Party shall use its commercially reasonable efforts to recover under applicable insurance policies or from any other Person alleged to be responsible therefor prior to seeking indemnification under this Agreement. No Indemnified Party shall be entitled to recover Losses in respect of any claim or otherwise obtain reimbursement or restitution more than once with respect to any claim hereunder. If the Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Losses, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount. For all purposes of this Article VII, the amount of any Losses payable under Section 7.2 or Section 7.3, as applicable, by the Seller Indemnifying Parties shall be decreased by any amounts actually owed to any Seller Indemnifying Party by the Purchaser or any of its Affiliates in respect of indemnification obligations that the Purchaser owes to the Seller relating to or in connection with the matters giving rise to such indemnifiable Losses.
(e)    In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement or the transactions contemplated hereby, or diminution of value or any damages based on any type of multiple, regardless of whether any such claim is brought under principles of contract law, tort law or otherwise (except (i) to the extent necessary to reimburse an Indemnified Party for judgments actually awarded to third parties in respect of such types of damages; or (ii)

fraud or intentional misrepresentation). In no event shall Seller be liable to any Purchaser Indemnified Party for any Losses attributable to any Liabilities under the Transferred Contracts which arise with respect to periods prior to the assignment to Seller or an Affiliate of Seller of such Transferred Contracts by Purchaser or an Affiliate of Purchaser pursuant to the Transaction Agreement.
(f)    With respect to indemnification claims under Section 7.2(a), on the one hand, or Section 7.3(a), on the other hand, both for purposes of determining whether or not there has been a breach and for purposes of calculating the amount of any Losses arising therefrom, all qualifications contained in any Seller Representations or any Purchaser Representations shall be interpreted without giving effect to any limitations or qualifications as to materiality (whether in this Agreement or the Disclosure Schedule), including each qualifying reference to the word “material” and “materially” and all similar qualifiers.
SECTION 7.5    Notice of Loss; Third-Party Claims. In the case of any claim, action, arbitration, hearing, legal complaint, investigation, litigation or suit (whether civil, criminal, administrative) commenced, brought, conducted or heard by or before, any Governmental Authority or arbitrator (a “Proceeding”) with respect to which an Indemnifying Party is obligated under this Article VII to indemnify an Indemnified Party, the Indemnified Party will give prompt written notice thereof to the Indemnifying Party. In the event of any Proceeding asserted by any third party (a “Third-Party Claim”), the Indemnifying Party may assume the defense of such Third-Party Claim by employment of counsel reasonably satisfactory to the Indemnified Party no later than thirty (30) days after the date of the notice. The Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge any Third-Party Claim without the Indemnifying Party’s prior written consent. The Indemnified Party’s delay or failure to notify timely the Indemnifying Party will not relieve the Indemnifying Party of its obligations under this Article VII, except to the extent the delay has an adverse impact on the Indemnifying Party’s ability to defend against the Proceeding. If the Indemnifying Party does assume the defense, the Indemnified Party may, if it so desires, employ counsel at its own expense. In addition, where the named parties to a Proceeding include both the Indemnifying Party and the Indemnified Party, the Indemnified Party shall be entitled to retain its own counsel at the Indemnifying Party’s expense, where the Indemnified Party has been reasonably advised by counsel that there are conflicts of interest between the Indemnifying Party and the Indemnified Party which make representation by the same counsel not appropriate. A claim for indemnification for any matter not involving a third party may be asserted by notice to the Indemnifying Party; provided, however, that failure to so notify the Indemnifying Party shall not preclude the Indemnified Party from any indemnification which it may claim in accordance with this Article VII.
SECTION 7.6    Set-Off. Without limiting any set-off or other rights or remedies to which the Parties may be entitled under any applicable Law, but subject to the limitations in Section 7.2, Section 7.3, Section 7.4 and Section 7.5, either Party may set-off the amount of any indemnifications any applicable Indemnified Party is entitled to under this Article VII due and payable by the other Party pursuant to a final, non-appealable judgment against any and all amounts such Indemnified Party owes the other Party under or in connection with this Agreement or any Ancillary Document and the amount of such indemnifications owed shall be reduced accordingly.

SECTION 7.7    Tax Treatment. To the extent permitted by Law, the Parties agree to treat all payments made under this Article VII, under any other indemnity provision contained in this Agreement, and for any misrepresentations or breach of warranties or covenants, as adjustments to the Purchase Price for all Tax purposes.
SECTION 7.8    Exclusive Remedy. The Parties acknowledge and agree that (i) except for the right to specifically enforce the provisions of this Agreement as provided in Section 9.17, and (ii) except with respect to fraud or intentional misrepresentation, after the Closing, the provisions of this Article VII shall be the sole and exclusive remedies of the Indemnified Parties for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or other claim arising out of this Agreement or the transactions contemplated hereby. In furtherance of the foregoing, except with respect to fraud or intentional misrepresentation, each Party hereby waives, to the fullest extent permitted by Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein, or other claim arising out of this Agreement or the transactions contemplated hereby, that it may have against the other Party and its Affiliates arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Agreement.
ARTICLE VIII
TERMINATION
SECTION 8.1    Termination. This Agreement may be terminated at any time prior to the Closing as follows:
(a)    by either the Purchaser or the Seller if the Closing shall not have occurred twelve (12) months following the Trigger Date (or such other date as the Purchaser and the Seller may mutually agree in writing) (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(a) shall not be available to (i) the Seller if the failure of the Seller to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date or (ii) the Purchaser if its failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;
(b)    by the Seller, by giving written notice to the Purchaser at any time prior to the Closing, if the Purchaser shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement that would, if occurring or continuing on the Closing Date, give rise to the failure of a condition set forth in Article VI, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice by the Seller to the Purchaser specifying such breach (but no later than the Outside Date); provided that the Seller is not then in breach of this Agreement so as to cause any of the conditions set forth in Article VI not to be satisfied;
(c)    by the Purchaser, by giving written notice to the Seller at any time prior to the Closing, if the Seller shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement that would give rise to the failure of a condition set forth in Article VI, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice by the Purchaser to the Seller specifying such breach (but no later than the Outside

Date); provided that the Purchaser is not then in breach of this Agreement so as to cause any of the conditions set forth in Article VI not to be satisfied; or
(d)    by the mutual written consent of the Purchaser and the Seller.
SECTION 8.2    Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no Liability on the part of any Party, except that (a) Section 5.21, this Section 8.2 and Article IX shall survive any termination and (b) nothing herein shall affect the rights or remedies of any Party with respect to fraud or intentional misrepresentation prior to termination.
ARTICLE IX

GENERAL PROVISIONS
SECTION 9.1    Payments. Any payments to be made under this Agreement shall be made by wire transfer in U.S. dollars on the relevant due date with value on that date in immediately available funds and without deducting costs. Payments to the Seller shall be made to such bank account designated by the Seller in Section 9.1 of the Disclosure Schedule or such other bank account in the United States hereafter designated by the Seller to the Purchaser (such bank account, the “Seller Bank Account”). Payments to the Purchaser shall be made to such bank account in the United States hereafter designated by the Purchaser to the Seller.
SECTION 9.2    Independent Contractors. This Agreement does not create a fiduciary relationship, partnership, joint venture or relationship of trust or agency between the Parties or their Affiliates. In matters relating to this Agreement, each Party will be solely responsible for the acts of its employees and agents and such employees or agents will not be considered employees or agents of the other Party nor will they be required to report to management of any other Party or be deemed to be under the management or direction of the other Party. Neither Party will have any right, power or authority to create any obligation, express or implied, on behalf of the other Party except to the extent expressly provided herein.
SECTION 9.3    Confidentiality.
(a)    The Parties shall not, and shall cause all other Persons having access to information of the other Party that is known to such Person as confidential or proprietary including, for the avoidance of doubt, the existence, terms and conditions of the Transferred Contracts (“Confidential Information”) not to, disclose to any other Person or use, except for purposes of this Agreement, any Confidential Information of the other Party; provided, however, that each Party may disclose Confidential Information of the other Party, to the extent permitted by applicable Law: (i) to its Representatives and Affiliates on a need-to-know basis in connection with the performance of such Party’s obligations under this Agreement; (ii) in any report, statement, testimony, authorization or approval request, notice, filing or other submission to any Governmental Authority having jurisdiction over the disclosing Party; or (iii) in order to comply with applicable Law, or in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to the disclosing Party in the course of any litigation, investigation or administrative proceeding. In the event that a Party becomes legally compelled (based on advice of counsel) by Law, deposition, interrogatory, request for documents subpoena, civil investigative demand or similar judicial or administrative process to disclose any Confidential Information of the other Party, such disclosing Party shall provide the other Party with prompt prior written notice of such requirement, and, to the extent reasonably practicable, cooperate with the other Party (at such other Party’s expense) to obtain a protective order or similar remedy to cause such Confidential Information not to be disclosed, including interposing all available objections thereto, such as objections based on settlement privilege. In the event that such protective order or other similar remedy is not obtained, the disclosing Party may furnish only that portion of the Confidential Information that has been legally compelled, and shall exercise its reasonable efforts in good faith (at such other Party’s expense) to obtain assurance that confidential treatment will be accorded such Confidential Information.
(b)    Each Party shall, and shall cause its Representatives to, protect the Confidential Information of the other Party by using the same degree of care to prevent the unauthorized disclosure of such as the Party uses to protect its own confidential information of a like nature, and in no event less than commercially reasonable care.
(c)    Each Party shall direct its Representatives to comply with the same restrictions on use and disclosure of Confidential Information and bind such Party in advance of the disclosure of any such Confidential Information to such Representatives. Each Party shall be responsible for any failure by its Representatives to comply with the restrictions on use and disclosure of Confidential Information contained herein.
(d)    Each Party shall comply with all applicable state, federal and foreign privacy and data protection Laws that are or that may in the future be applicable to this Agreement.
(e)    The Parties acknowledge and agree that, following the Closing, the existence, terms and conditions of the Transferred Contracts shall be deemed to be “Confidential Information” of the Purchaser.
SECTION 9.4    Further Assurances. Each Party covenants and agrees without any additional consideration that it shall execute and deliver any further legal instruments and perform any acts that are or may become necessary to effectuate this Agreement.
SECTION 9.5    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or (and, in the case of delivery in person or by overnight mail, shall be deemed to have been duly given upon receipt) by delivery in person or overnight mail to the respective Parties, delivery by facsimile transmission (providing confirmation of transmission) to the respective Parties or delivery by electronic mail transmission (providing confirmation of transmission) to the respective Parties. Any notice sent by electronic mail transmission shall be followed reasonably promptly with a copy delivered by overnight mail. All notices, requests, claims, demands and other communications hereunder shall be addressed as follows, or to such other address, facsimile number or email address for a Party as shall be specified in a notice given in accordance with this Section 9.5:

(a)    if to the Seller:
Baker Hughes, a GE company, LLC
1702 Aldine Westfield Road
Houston, Texas 77073
Attention: William D. Marsh
E-mail:     will.marsh@bhge.com
Telephone: (713) 879-1257
Facsimile: (713) 439-8472

with a copy (which shall not constitute notice) to:
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attention:    Stephen Salmon
E-mail:    stephen.salmon@davispolk.com

(b)    if to the Purchaser:
GE Digital LLC
2700 Camino Ramon, Suite 450
San Ramon, CA 94583
Attention:     Katherine Butler
E-mail:     butler@ge.com

with a copy (which shall not constitute notice) to:
Shearman & Sterling LLP
599 Lexington Avenue
New York, NY 10022-6069
Attention:    John A. Marzulli, Jr.
Rory O’Halloran
Waajid Siddiqui
E-mail:     jmarzulli@shearman.com
rory.o’halloran@shearman.com
waajid.siddiqui@shearman.com
Facsimile: (212) 848-7179
SECTION 9.6    Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) and the Ancillary Documents constitute the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between or on behalf of the Parties with respect to the subject matter hereof and thereof.

SECTION 9.7    No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing in this Agreement, express or implied (including the provisions of Article VII relating to indemnified parties), is intended to or shall confer upon any other Person, including any union or any employee or former employee of the Parties, or entity any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.
SECTION 9.8    Amendment; Waiver. No provision of this Agreement, including any Exhibits, Annexes or Schedules thereto, may be amended, supplemented, waived or modified except by written instrument making specific reference hereto or thereto signed by the Parties. No waiver of any breach of or non-compliance with this Agreement shall be deemed to be a waiver of any other subsequent breach or non-compliance.
SECTION 9.9    Governing Law. This Agreement and any Actions (whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by, and construed in accordance with the Laws of the State of New York, including all matters of construction, validity and performance, in each case without reference to any conflict of Law rules that might lead to the application of the Laws of any other jurisdiction. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York. Consistent with the preceding sentence, each of the Parties hereby (a) submits to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan of The City of New York for the purposes of any Action arising out of or relating to this Agreement brought by a Party; (b) agrees that service of process will be validly effected by sending notice in accordance with Section 9.5; and (c) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above named courts.
SECTION 9.10    Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS

APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.
SECTION 9.11    Counterparts; Electronic Transmission of Signatures. This Agreement may be executed in any number of counterparts and by different Parties hereto in separate counterparts, and delivered by means of electronic mail transmission or otherwise, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
SECTION 9.12    Assignment. This Agreement and all of the provisions hereto shall be binding upon and inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations set forth herein shall be assigned by either Party without the prior written consent of the other Party and any purported assignment without such consent shall be void; provided, however, either Party may assign any or all of its rights and obligations under this Agreement to (i) an Affiliate or (ii) in connection with a reorganization or a sale or disposition of any assets or lines of business of such Party; provided that the transferee of such assets shall agree in writing to be bound by the terms of this Agreement as if named as a “Party” hereto.
SECTION 9.13    Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, Exhibit, Annex and Schedule are references to the Articles, Sections, paragraphs, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified; (c) the terms “hereof”, “herein”, “hereby”, “hereto”, and derivative or similar words refer to this entire Agreement, including the Schedules, Annexes and Exhibits hereto; (d) references to “$” means U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement means “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) provisions shall apply, when appropriate, to successive events and transactions; (i) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (j) the Purchaser and the Seller have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in any of this Agreement; (k) a reference to any Person includes such Person’s successors and permitted assigns; (l) any reference to “days” means calendar days unless Business Days are expressly specified; and (m) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day.
SECTION 9.14    Non-Recourse. No past, present or future Representative, incorporator, member or partner, of either Party shall have any liability for any obligations or liabilities of such Party under this Agreement of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.
SECTION 9.15    Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such costs and expenses.
SECTION 9.16    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.
SECTION 9.17    Specific Performance. The Parties acknowledge and agree that the Parties will be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that any non-performance or breach of this Agreement by any Party could not be adequately compensated by monetary damages alone and that the Parties would not have any adequate remedy at law. Accordingly, in addition to any other right or remedy to which any Party may be entitled, at law or in equity (including monetary damages), such Party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to seek temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement without posting any bond or other undertaking.
[Signature pages follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BAKER HUGHES, A GE COMPANY, LLC

By:	/s/ Lee Whitley Name: Lee Whitley Title: Corporate Secretary

GE DIGITAL LLC

By:	/s/ Katherine Butler Name: Katherine Butler Title: General Counsel

[Signature Page to Asset Purchase Agreement]